                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K
(Mark One)
[ X ] Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2002 or,
[   ]  Transition report pursuant to section 13 or 15(d) of the Securities
       Exchange Act of 1934 for the transition period from ______ to ______.

                         Commission file number 0-20099

                 SOUTHWEST GEORGIA FINANCIAL CORPORATION
         (Exact Name of Registrant as specified in its charter)

           Georgia                                            58-1392259
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

201 First Street, S. E.
Moultrie, Georgia                                                31768
(Address of principal executive offices)                       (Zip Code)

(Registrant's telephone number, including area code)         (229) 985-1120

      Securities registered pursuant to Section 12(b) of this Act: Title of each class Name of each exchange on which registered Common Stock $1 Par Value American Stock Exchange

    Securities registered pursuant to Section 12(g) of the Act:  None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

        YES       X                                     NO

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained in this form, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

Indicate by check mark whether the registrant is an accelerated filer (as
defined in Exchange Act Rule 12b-2).  Yes    No X

Aggregate market value of voting stock held by nonaffiliates of the registrant as of June 28, 2002: $32,248,123 based on 1,943,829 shares at the price of $16.59 per share.

As of March 24, 2003, 3,300,000 shares of the $1.00 par value Common Stock of Southwest Georgia Financial Corporation were outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended December 31, 2002, furnished to the Commission pursuant to Rule 14a-3(b), are incorporated by reference into Part II.

Portions of the Registrant's definitive Proxy Statement for the 2003 annual meeting of shareholders, to be filed with the Commission are incorporated by reference into Part III.


                                     PART I

Item 1 - Business

Southwest Georgia Financial Corporation (the "Registrant") is a Georgia bank holding company organized in 1980, which acquired 100% of the outstanding shares of Southwest Georgia Bank (the "Bank"), formerly known as Moultrie National Bank, in 1981. The Registrant's primary business is providing banking services to individuals and businesses principally in Colquitt County, Baker County, Thomas County, and the surrounding counties of southwest Georgia through the Bank. In December of 2001, the Bank acquired the remaining 50 percent of the common stock of Empire Financial Services, Inc. ("Empire"), a commercial mortgage banking firm. The Bank acquired half of the common stock of Empire in May 1997 and owned the firm jointly until the fourth quarter of 2001. The Bank commenced operations as a national banking association in 1928. Currently, it is an FDIC insured, state-chartered Federal Reserve member bank. However, in February, 2003, the Bank requested to withdraw from the Federal Reserve effective April 30, 2003. Once completed, the Bank's primary regulator will be the FDIC rather than the Federal Reserve.

The Registrant's executive office is located at 201 First Street, S. E., Moultrie, Georgia 31768, and its telephone number is (229) 9851120.

All references herein to the Registrant include Southwest Georgia Financial Corporation, the Bank, and Empire unless the context indicates a different meaning.

General

The Registrant is a registered bank holding company. All of the Registrant's activities are currently conducted by the Bank and Empire. The Bank is community-oriented and offers such customary banking services as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, Mastercard and VISA accounts, and money transfers. The Bank finances commercial and consumer transactions, makes secured and unsecured loans, and provides a variety of other banking services. The Bank has a trust department that performs corporate, pension, and personal trust services and acts as trustee, executor, and administrator for estates and as administrator or trustee of various types of employee benefit plans for corporations and other organizations. The Bank operates Southwest Georgia Insurance Services Division, an insurance agency that offers property and casualty insurance, life, health, and disability insurance. Empire, a subsidiary of the Bank, is a commercial mortgage banking firm that offers commercial mortgage banking services.

Markets

The Registrant conducts banking activities in Colquitt, Baker, and Thomas Counties and the surrounding counties of Georgia. Agriculture plays an important part in the Colquitt, Baker, and Thomas County economy. Colquitt and Thomas County grow a large portion of Georgia's produce crops, including turnips, cabbage, sweet potatoes, and squash, and are home to producers of tobacco, peanuts, cotton, and pork. In addition, manufacturing firms employ a large number of Colquitt and Thomas County residents, and apparel, lumber and wood products, and textile manufacturers are also located in the Colquitt and Thomas County area. Baker County's major crops are cotton and peanuts, and major employers there are service industries and retail stores. Approximately 41,000, 3,600 and 43,000 persons reside in Colquitt, Baker and Thomas Counties, respectively. Empire provides mortgage banking services which includes underwriting, construction, and longterm financing of commercial properties throughout the Southeastern United States.

Deposits

The Bank offers a full range of depository accounts and services to both consumers and businesses. At December 31, 2002, the Registrant's deposit base, totaling $189,923,350, consisted of $28,924,659 in noninterest- bearing demand deposits (15.23% of total deposits), $48,627,381 in interest-bearing demand deposits including money market accounts (25.60% of total deposits), $18,193,291 in savings deposits (9.58% of total deposits), $68,080,299 in time deposits in amounts less than $100,000 (35.85% of total deposits), and $26,097,720 in time deposits of $100,000 or more (13.74 % of total deposits).

Loans

The Bank makes both secured and unsecured loans to individuals, firms, and corporations; and both consumer and commercial lending operations include various types of credit for the Bank's customers. Secured loans include first and second real estate mortgage loans. The Bank also makes direct installment loans to consumers on both a secured and unsecured basis. At December 31, 2002, consumer installment, real estate (including construction and mortgage loans), and commercial (including financial and agricultural) loans represented approximately 9.7%, 81.6% and 8.7%, respectively, of the Bank's total loan portfolio.

Lending Policy

The current lending policy of the Bank is to offer consumer and commercial credit services to individuals and entities that meet the Bank's credit standards. The Bank provides each lending officer with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of the Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans which can be made to a single borrower or related group of borrowers.

The Loan Committee of the Bank's Board of Directors is responsible for approving and monitoring the loan policy and providing guidance and counsel to all lending personnel. It also approves all extensions of credit over $100,000. The Loan Committee is composed of the Chief Executive Officer, President, and other executive officers of the Bank, as well as certain Bank Directors.

Servicing and Origination Fees on Loans

The Registrant through its subsidiary, Empire, recognizes as income in the current period all loan origination and brokerage fees collected on loans originated and closed for investing participants. Loan servicing fees are based on a percentage of loan interest paid by the borrower and recognized over the term of the loan as loan payments are received. The Bank's subsidiary, Empire, does not directly fund any mortgages and acts as a service-oriented broker for participating mortgage lenders. Fees charged for continuing servicing fees are comparable with market rates charged in the industry. In 2002, income received from mortgage banking services was $3,021,047 compared with $2,441,945 in 2001. Most all of this income was from Empire except for $51,083 in 2002 and $18,936 in 2001 which were mortgage banking income from the Bank.

Loan Review and Nonperforming Assets

The Bank regularly reviews its loan portfolio to determine deficiencies and corrective action to be taken. Senior lending officers conduct periodic review of borrowers with total direct and indirect indebtedness of $100,000 or more and perform an ongoing review of all past due loans. A summary report of past due loans is reviewed monthly by the Loan Committee, which also reviews all loans over $100,000, whether current or past due, at least annually.

Asset/Liability Management

The Loan Committee is charged with establishing policies to manage the assets and liabilities of the Bank. Its task is to manage asset growth, net interest margin and liquidity, and capital in order to maximize income and reduce interest rate risk. To meet these objectives while maintaining prudent management of risks, the Loan Committee directs the Bank's overall acquisition and allocation of funds. At its monthly meetings, the Loan Committee reviews and discusses the monthly asset and liability funds budget and income and expense budget in relation to the actual composition and flow of funds; the ratio of the amount of rate sensitive assets to the amount of rate sensitive liabilities; the ratio of loan loss reserve to outstanding loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments, and the overall state of the local, state, and national economy.

Investment Policy

The Bank's investment portfolio policy is to maximize income consistent with liquidity, asset quality, and regulatory constraints. The policy is reviewed periodically by the Board of Directors. Individual transactions, portfolio composition, and performance are reviewed and approved monthly by the Board of Directors.

Employees

The Bank has 113 full-time employees. The Bank is not a party to any collective bargaining agreement, and the Bank believes that its employee relations are good. None of the Bank's executive officers, except Mr. Clark and Mr. Dyer, are employed pursuant to any employment contract. See Exhibit 10.3 and Exhibit 10.10, which are incorporated herein by reference.

Competition

The banking business is highly competitive. The Bank competes with six other depository institutions in Colquitt County. There are no other competing depository institutions in Baker County. The Bank competes with eight other depository institutions within Thomas County. The Bank also competes with other financial service organizations located outside Colquitt, Baker, and Thomas Counties, including brokers, finance companies, credit unions and certain governmental agencies. To the extent that banks must maintain noninterest earning reserves against deposits, they may be at a competitive disadvantage when compared with other financial service organizations that are not required to maintain reserves against substantially equivalent sources of funds. Further, changes in the laws applicable to banks, savings and loan associations, and other financial institutions and the increased competition from investment bankers, brokers, and other financial service organizations may have a significant impact on the competitive environment in which the Bank operates. See "Supervision and Regulation."

At December 31, 2002, the Registrant's total consolidated deposits and assets were $189,923,350 and $240,467,639, respectively. The Registrant's bank subsidiary is ranked as the largest among seven depository institutions in Colquitt County, Georgia.

Monetary Policies

The results of operations of the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U. S. Government securities, changes in the discount rate on bank borrowings, and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Bank.

Payment of Dividends

The Registrant is a legal entity separate and distinct from the Bank. Most of the revenues of the Registrant result from dividends paid to it by the Bank. Statutory and regulatory restrictions exist that are applicable to the payment of dividends by the Bank as well as by the Registrant to its shareholders.
The Bank is a state chartered bank regulated by the Department of Banking and Finance (the "DBF") and the Federal Reserve. Under the regulations of the DBF, dividends may not be declared out of the retained earnings of a state bank without first obtaining the written permission of the DBF unless such bank meets all the following requirements:

(a) Total classified assets as of the most recent examination of the bank do not exceed 80% of equity capital (as defined by regulation);

(b) The aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and,

(c)  The ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Registrant and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank's total capital in relation to its assets, deposits, and other such items. Capital adequacy considerations could further limit the availability of dividends to the Bank. At December 31, 2002, retained earnings of the Bank totaled $23.1 million of which $10.5 million has been appropriated in order for the Bank to provide adequate lending limits. The remaining $12.6 million of retained earnings are available from the Bank to pay dividends. For 2002 the Registrant's cash dividend payout to stockholders was 35.1% of net income.

After the Bank has withdrawn from the Federal Reserve, it will be regulated by the FDIC. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings.


Supervision and Regulation

The Registrant is a registered bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "Act"). The Registrant is required to file financial information with the Federal Reserve periodically and is subject to periodic examination by the Federal Reserve.

The Act requires every bank holding company to obtain the Federal Reserve's prior approval before (1) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of a bank; and (3) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities listed in the Act or found by the Federal Reserve, by order or regulation, to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking include:

     making or servicing loans and certain types of leases;

     performing certain data processing services;

     acting as fiduciary or investment or financial advisor;

     providing brokerage services;

     underwriting bank eligible securities;

     underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and

     making investments in corporations or projects designed primarily to promote community welfare.


Although the activities of bank holding companies have traditionally been limited to the business of banking and activities closely related or incidental to banking (as discussed above), the GrammLeach-Bliley Act became effective in 2000, and relaxed the previous limitations thus permitting bank holding companies to engage in a broader range of financial activities. Specifically, bank holding companies may elect to become financial holding companies which may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Among the activities that will be deemed "financial in nature" include:

     lending, exchanging, transferring, investing for others or safeguarding money or securities;

     insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker with respect thereto;

     providing financial, investment, or economic advisory services, including advising an investment company;

     issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly; and

     underwriting, dealing in or making a market in securities.

A bank holding company may become a financial holding company under this statute only if each of its subsidiary banks is well capitalized, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. A bank holding company that falls out of compliance with such requirement may be required to cease engaging in certain activities. Any bank holding company that does not elect to become a financial holding company remains subject to the current restrictions of the Bank Holding Company Act.

Under this legislation, the Federal Reserve Board serves as the primary "umbrella" regulator of financial holding companies with supervisory authority over each parent company and limited authority over its subsidiaries. The primary regulator of each subsidiary of a financial holding company will depend on the type of activity conducted by the subsidiary. For example, broker-dealer subsidiaries will be regulated largely by securities regulators and insurance subsidiaries will be regulated largely by insurance authorities.

The Registrant has no immediate plans to register as a financial holding company.

The Registrant is an "affiliate" of the Bank under the Federal Reserve Act, which imposes certain restrictions on (1) loans by the Bank to the Registrant
(2) investments in the stock or securities of the Registrant by the Bank, (3) the Bank's taking the stock or securities of an "affiliate" as collateral for loans by the Bank to a borrower, and (4) the purchase of assets from the Registrant by the Bank. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

The Registrant must also register with the Georgia Department of Banking and Finance ("DBF") and file periodic information with the DBF. As part of such registration, the DBF requires information with respect to the financial condition, operations, management and intercompany relationships of the Registrant and the Bank and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may examine the Registrant and the Bank.

The Bank, as a member of the Federal Reserve System, is subject to the supervision of, and is regularly examined by, the Federal Reserve and DBF. In addition, both the FDIC and the DBF must grant prior approval of any merger, consolidation, or other corporate reorganization involving the Bank. A bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly-controlled institution.

After the Bank has withdrawn from the Federal Reserve, it will be subject to the supervision of, and will be regularly examined by, the FDIC rather than the Federal Reserve.

Capital Adequacy

The Federal Reserve and the FDIC have implemented substantially identical risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (1) a minimum level of total capital to risk-weighted assets of eight percent; (2) a minimum Tier One Capital to risk-weighted assets of four percent; and (3) a minimum stockholders' equity to risk-weighted assets of four percent. In addition, the Federal Reserve and the FDIC have established a minimum three percent leverage ratio of Tier One Capital to total assets for the most highly rated banks and bank holding companies. "Tier One Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles. The Federal Reserve and the FDIC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than three percent if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve and the FDIC use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies. The FDIC, the Office of the Comptroller of the Currency (the "OCC") and the Federal Reserve have amended, effective January 1, 1997, the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The revised standards have not had a significant effect on the Registrant's capital requirements.

In addition, Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act"). The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Bettercapitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

The Federal Reserve has adopted regulations implementing the prompt corrective action provisions of the 1991 Act which place financial institutions in the following five categories based upon capitalization ratios: (1) a "well capitalized" institution has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based ratio of at least 6 percent, and a leverage ratio of at least 5 percent; (2) an "adequately capitalized" institution has a total risk-based ratio of at least 8 percent, a Tier One risk-based ratio of at least 4 percent, and a leverage ratio of at least 4 percent; (3) an "undercapitalized" institution has a total risk-based capital ratio of under 8 percent, a Tier One risk-based capital ratio of under 4 percent, or a leverage ratio of under 4 percent; (4) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6 percent, a Tier One risk-based ratio of under 3 percent, or a leverage ratio of under 3 percent; and (5) a "critically undercapitalized" institution has a leverage ratio of 2 percent or less. An institution in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. The Bank, at December 31, 2002, would be considered to be a "well capitalized" institution if solely viewed on the basis of capital ratios.

After the Bank has withdrawn from the Federal Reserve, it will be subject to FDIC regulations regarding capital adequacy rather than Federal Reserve regulations. The FDIC regulations are not materially different from the Federal Reserve regulations.

Available Information

The Registrant is subject to the information requirements of the Securities Exchange Act of 1934, which means that it is required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

The Registrant's Internet website address is www.sgfc.com.

Executive Officers Of The Registrant

Executive officers are elected by the Board of Directors annually in May and hold office until the following May unless they resign or are removed from office by the Board of Directors.

The executive officers of the Registrant and their ages, positions with the Registrant, and terms of office as of January 31, 2003, are as follows:

                                                                  Officer Of The
Name (Age)                    Principal Position               Registrant Since
DeWitt Drew             Chief Executive Officer and President         1999
(46)                    of the Registrant and Bank

John J. Cole, Jr.       Executive Vice President of the               1984
(52)                    Registrant and Executive Vice President
                             and Cashier of the Bank

George R. Kirkland      Senior Vice President and Treasurer           1991
(52)                    of the Registrant and Senior Vice
                        President and Comptroller of the Bank

                                      -10-

Executive Officers Of The Registrant, Continued

                                                                  Officer Of The
Name (Age)                    Principal Position               Registrant Since
C. Wallace Sansbury     Senior Vice President of the Registrant       1996
(60)                    and Bank

Randall L. Webb, Jr.    Senior Vice President of the Registrant       1994
(54)                    and Bank

Geraldine A. Ferrone    Senior Vice President of the Registrant       1995
(56)                    and Bank

J. Larry Blanton Senior Vice President of the Registrant 2000 (56) and Bank

Susan T. Whittle        Senior Vice President of the Registrant       2001
(44)                    and Bank

J. David Dyer, Jr. Senior Vice President of the Registrant 2002 (55) and Bank

Judy M. Owens           Vice President of the Registrant              1993
(58)                    and Bank

Robert M. Carlton, Jr.  Vice President of the Registrant              1995
(61)                    and Bank

Peggy C. Weeks          Vice President and Secretary of the           1997
(65)                    Registrant and Bank

Richard E. Holland      Vice President of the Registrant              1998
(57)                    and Bank

Barbara P. Hall         Vice President of the Registrant              1999
(53)                    and Bank

Hiller M. Gammage, Jr.  Vice President of the Registrant              2000
(72)                    and Bank

G. Larry Kirkland       Vice President of the Registrant              2000
(52)  and Bank

                                      -11-

Executive Officers Of The Registrant, Continued

                                                                  Officer Of The
Name (Age)                    Principal Position               Registrant Since
Danny E. Singley        Vice President of the Registrant              2002
(48)                    and Bank

Steven C. Johnson       Vice President of the Registrant              2002
(39)                    and Bank

The following is a brief description of the business experience of the executive officers of the Registrant. Except as otherwise indicated, each executive officer has been engaged in their present or last employment, in the same or similar position, for more than five years.

Mr. Drew became Chief Executive Officer and President of both the Bank and the Registrant in 2002. Previously he has served as Chief Operating Officer and President of both the Bank and the Registrant since 2001 and Executive Vice President of the Bank and Registrant since 1999. Also, he had been Senior Vice President and Loan Administrator at Citizens Bank in Russellville, Alabama since 1993.

Mr. Cole became Executive Vice President and Cashier of the Bank and Executive Vice President of the Registrant in 2002. Previously, he had been Senior Vice President and Cashier of the Bank and Senior Vice

President of the Registrant since 1992. Also, he had served as Senior Vice President and Comptroller of the Bank from 1986 to 1992 and Vice President and Treasurer of the Registrant since 1984.

Mr. Kirkland became Senior Vice President and Treasurer of the Registrant and Senior Vice President and Comptroller of the Bank in 1993. Previously he had been Vice President and Comptroller of the Bank and Vice President and Treasurer of the Registrant since 1991.

Mr. Sansbury became Senior Vice President of the Bank and Registrant in December 1996. Previously, he had been Executive Vice President and Senior Credit Officer at Regions Bank in Ellijay, Georgia, from 1994 to 1996 and an Officer of Nationsbank of Georgia, N.A. from 1983 to 1994.

Mr. Dyer became Senior Vice President of the Bank and Registrant in 2002. Previously, he has served and continues to serve as Chief Executive Officer and President of Empire, now a wholly owned subsidiary of the Bank acquired in December 2001. Mr. Dyer has served as Chief Executive Officer and President of Empire since forming the firm in 1985.

Mr. Webb became Senior Vice President of the Bank and Registrant in 1997. Previously, he had been Vice President of the Bank and Registrant since 1994 and Assistant Vice President of the Bank since 1984.

Mrs. Ferrone became Senior Vice President in 2000 and Vice President of the Bank and Registrant in 1995. Previously, she had been Assistant Vice President of the Bank since 1988.

                                      -12-

Executive Officers Of The Registrant, Continued

Mr. Blanton became Senior Vice President of the Bank and Registrant in 2001. Previously, he has served as Vice President of the Bank and Registrant since 2000 and in various other positions with the bank since 1999. Also, he had been an agent with Moultrie Insurance Agency since 1993.

Mrs. Whittle became Senior Vice President of the Bank and the Registrant in 2001. Previously, she had been Senior Vice President and Senior Lender at Citizens Bank in Russellville, Alabama since 1999. Also, she had been First Vice President and District Executive at Citizens Bank since 1995.

Mrs. Owens became Vice President of the Bank and Vice President of the Registrant in 1993. Previously, she had been Assistant Vice President and Trust Officer of the Bank from 1991 to 1993 and Assistant Trust Officer of the Bank since 1984.

Mr. Carlton became Vice President of the Bank and Registrant in 1995. Previously, he had been Assistant Vice President of the Bank since 1992. Also, he had served as Vice President and Cashier of Citizens and Southern National Bank of Georgia from 1969 to 1991.

Mrs. Weeks became Secretary in 2000 and Vice President of the Bank and Registrant in 1997. Previously, she had been Assistant Vice President of the Bank since 1994 and has served in various other positions with the Bank since 1991.

Mr. Holland became Vice President of the Bank and Registrant in 1998. Previously, he had been Vice President City Manager of Nationsbank Florida, N.A. from 1993 to 1998. Also, he had been Vice President Administration of C&S/Sovran Corporation from 1987 to 1993.

Mrs. Hall became Vice President of the Bank and Registrant in 1999. Previously, she had been Assistant Vice President of the Bank since 1995 and has served in various other positions with the Bank since 1974.

Mr. Gammage became Vice President of the Bank and Registrant in 2000. Previously, he had been owner of Financial Planning Concepts, Inc., in Moultrie, Georgia.

Mr. Kirkland became Vice President of the Bank and Registrant in 2000. Previously, he had been Assistant Vice President of the Bank since 1995 and has served in various other positions with the Bank since 1991.

Mr. Singley became Vice President of the Bank and Registrant in 2002. Previously he has served in various other positions with the Bank from 1975 until 1982. Also, he had served as office manager for Pidcock Tobacco Warehouse from 1983 until being reemployed with the Bank in 2002.

Mr. Johnson became Vice President of the Bank and Registrant in 2002. Previously, he had been Assistant Vice President of the Bank since 1999 and has served in various other positions with the Bank since 1995. Selected Statistical Information
                                      -13-

The statements below show, for the periods indicated, the daily average balances outstanding for the major categories of earning assets and interest-bearing liabilities and the average interest rate earned or paid thereon. Except for percentages, all data is in thousands of dollars.

Distribution of Assets, Liabilities, and Shareholders' Equity;
Interest Rates and Interest Differentials

Average Balance Sheets and Net Interest Income Analysis

Condensed average balance sheets for the years indicated are presented below:

                                              Year Ended December 31, 2002
                                             Average
                                             Balance     Interest     Rate
                                                 (Thousands Of Dollars)
ASSETS
Cash and due from banks                     $  8,966     $    -         - %

Earning assets:
Interest-bearing deposits                      3,661          56      1.53%
Loans, net (a) (b) (c)                       112,618       9,280      8.24%
Taxable investment securities
 held to maturity                             78,031       4,596      5.89%
Nontaxable investment securities
 held to maturity (c)                          3,130         220      7.03%
Nontaxable investment securities
 available for sale (c)                       13,340         875      6.56%

Other investment securities
 available for sale                            1,352          61      4.51%
Federal funds sold                             1,399          22      1.57%

Total earning assets                         213,531      15,110      7.08%
Premises and equipment                         5,539
Other assets                                   8,333

Total assets                                $236,369

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits                             $ 26,521     $    -         - %

Interest-bearing liabilities:
Savings deposits                              64,617         961      1.49%
Time deposits                                 97,354       3,007      3.09%
Federal funds purchased                           99           2      2.02%
Other borrowings                              12,749         459      3.60%

Total interest-bearing liabilities           174,819       4,429      2.53%
Other liabilities                              2,837

Total liabilities                            204,177

Common stock                                   3,051
Surplus                                        2,900
Retained earnings                             32,364
Less treasury stock                         (  6,123)

Total shareholders' equity                    32,192

Total liabilities and shareholders' equity  $236,369

Net interest income and margin                           $10,681      5.00%

                                      -14-

Distribution of Assets, Liabilities, and Shareholders' Equity; Interest Rates and Interest Differentials

Average Balance Sheets and Net Interest Income Analysis

Condensed average balance sheets for the years indicated are presented below:

                                              Year Ended December 31, 2001
                                             Average
                                             Balance     Interest     Rate
                                                 (Thousands Of Dollars)
ASSETS
Cash and due from banks                     $  6,424     $    -         - %

Earning assets:
Interest-bearing deposits                      4,478         225      5.02%
Loans, net (a) (b) (c)                       121,787      11,751      9.65%
Taxable investment securities
 held to maturity                             77,313       4,742      6.13%

Nontaxable investment securities
 held to maturity (c)                          3,481         226      6.49%
Nontaxable investment securities
 available for sale (c)                       12,702         866      6.82%
Other investment securities
 available for sale                            1,159          76      6.56%
Federal funds sold                               965          48      4.97%

Total earning assets                         221,885      17,934      8.08%
Premises and equipment                         5,080
Other assets                                   6,539

Total assets                                $239,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits                             $ 26,647     $    -         - %

Interest-bearing liabilities:
Savings deposits                              63,403       1,359      2.14%
Time deposits                                108,477       6,072      5.60%
Federal funds purchased                          324          11      3.40%
Other borrowings                               8,131         484      5.95%

Total interest-bearing liabilities           180,335       7,926      4.40%
Other liabilities                              2,253

Total liabilities                            209,235

Common stock                                   3,000
Surplus                                        2,034
Retained earnings                             30,751
Less treasury stock                           (5,092)

Total shareholders' equity                    30,693

Total liabilities and shareholders' equity  $239,928

Net interest income and margin                           $10,008      4.51%

                                      -15-

Distribution of Assets, Liabilities, and Shareholders' Equity; Interest Rates and Interest Differentials, Continued

Average Balance Sheets and Net Interest Income Analysis, Continued

                                              Year Ended December 31, 2000
                                             Average
                                             Balance     Interest     Rate
                                                 (Thousands Of Dollars)
ASSETS
Cash and due from banks                     $  6,111     $    -         - %

Earning assets:
Interest-bearing deposits                      8,649         552      6.38%
Loans, net (a) (b) (c)                       116,899      11,990     10.26%
Taxable investment securities
 held to maturity                             70,819       4,472      6.31%

Nontaxable investment securities
 held to maturity (c)                          4,001         258      6.45%
Nontaxable investment securities
 available for sale (c)                       11,952         866      7.25%
Other investment securities
 available for sale                            1,908         819     42.92%
Federal funds sold                               682          47      6.89%

Total earning assets                         214,910      19,004      8.84%
Premises and equipment                         4,719
Other assets                                   6,790

Total assets                                $232,530

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits                             $ 27,286     $    -         - %

Interest-bearing liabilities:
Savings deposits                              61,411       1,485      2.42%
Time deposits                                100,177       5,686      5.68%
Federal funds purchased                          270          18      6.67%
Other borrowings                              11,127         705      6.34%

Total interest-bearing liabilities           172,985       7,894      4.56%
Other liabilities                              1,928

Total liabilities                            202,199

Common stock                                   3,000
Surplus                                        1,997
Retained earnings                             28,105
Less treasury stock                         (  2,771)

Total shareholders' equity                    30,331

Total liabilities and shareholders' equity  $232,530

Net interest income and margin                           $11,110      5.17%

Interest Rates

(a) Average loans are shown net of unearned income and the allowance for loan losses. Nonperforming loans are included.
(b) Interest income includes loan fees as follows (in thousands): 2002 - $444, 2001 - $544, and 2000 - $550.
(c) Reflects taxable equivalent adjustments using a tax rate of 34 percent for 2002, 2001, and 2000.

                                      -16-

Interest Differentials

The following table sets forth, for the indicated years ended December 31, a summary of the changes in interest paid resulting from changes in volume and changes in rate. The change due to volume is calculated by multiplying the change in volume by the prior year's rate. The change due to rate is calculated by multiplying the change in rate by the prior year's volume. The change attributable to both volume and rate is calculated by multiplying the change in volume by the change in rate.

                                                                           (a)
                                                                        Due To
                                                     Increase   Changes  In
                                      2002     2001 (Decrease) Volume    Rate
                                                (Thousands Of Dollars)
Interest earned on:
Interest-bearing deposits          $    56  $   225  $(  169)  $( 35)  $(  134)
Loans, net (b)                       9,280   11,751   (2,471)   (840)   (1,631)
Taxable investment
 securities held to maturity         4,596    4,742   (  146)     45    (  191)
Nontaxable investment
 securities held to
 maturity (b)                          220      226   (    6)   ( 35)       29
Nontaxable investment
 securities available
 for sale (b)                          875      866        9      36    (   27)
Other securities
 available for sale                     61       76   (   15)     18    (   33)
Federal funds sold                      22       48   (   26)     52    (   78)

Total interest income               15,110   17,934   (2,824)   (759)   (2,065)

Interest paid on:
Savings deposits                       961    1,359   (  398)     27    (  425)
Time deposits                        3,007    6,072   (3,065)   (571)   (2,494)
Federal funds purchased                  2       11   (    9)   (  6)   (    3)
Other borrowings                       459      484   (   25)   ( 82)       57

Total interest expense               4,429    7,926   (3,497)   (632)   (2,865)
Net interest earnings              $10,681  $10,008  $   673   $(127)  $   800

                                      -17-

Interest Differentials, Continued

                                                                           (a)
                                                                         Due To
                                                     Increase   Changes  In
                                      2001     2000  (Decrease) Volume   Rate
                                                (Thousands Of Dollars)
Interest earned on:
Interest-bearing deposits          $   225  $   552  $(  327)  $(227)  $(  100)
Loans, net (b)                      11,751   11,990   (  239)    569    (  808)
Taxable investment
 securities held to maturity         4,742    4,472      270     391    (  121)
Nontaxable investment
 securities held to
 maturity (b)                          226      258   (   32)   ( 34)        2
Nontaxable investment
 securities available
 for sale (b)                          866      866        0       0         0
Other securities
 available for sale                     76      819   (  743)   (235)   (  508)
Federal funds sold                      48       47        1       1         0

Total interest income               17,934   19,004   (1,070)    465    (1,535)

Interest paid on:
Savings deposits                     1,359    1,485   (  126)     49    (  175)
Time deposits                        6,072    5,686      386     465    (   79)
Federal funds purchased                 11       18   (    7)      6    (   13)
Other borrowings                       484      705   (  221)   (180)   (   41)

Total interest expense               7,926    7,894       32     340    (  308)

Net interest earnings              $10,008  $11,110  $(1,102)  $ 125   $(1,227)

                                      -18-

Interest Differentials, Continued

                                                                             (a)
                                                                          Due To
                                                     Increase    Changes In
                                      2000     1999 (Decrease) Volume    Rate
                                                (Thousands Of Dollars)
Interest earned on:
Interest-bearing deposits          $   552  $   595  $(   43)  $(184)  $   141
Loans, net (b)                      11,990   11,734      256     551    (  295)
Taxable investment
 securities held to maturity         4,472    4,231      241     171        70
Nontaxable investment
 securities held to
 maturity (b)                          258      207       51      45         6
Nontaxable investment
 securities available
 for sale (b)                          866      750      116      85        31
Other securities
 available for sale                    819      970   (  151)   ( 33)   (  118)
Federal funds sold                      47       80   (   33)   (132)       99
Total interest income               19,004   18,567      437     503    (   66)
Interest paid on:
Savings deposits                     1,485    1,231      254      27       227
Time deposits                        5,686    4,944      742      50       692
Federal funds purchased                 18       10        8       6         2
Other borrowings                       705      565      140     101        39

Total interest expense               7,894    6,750    1,144     184       960

Net interest earnings              $11,110  $11,817  $(  707)  $ 319   $(1,026)

(a) Volume and rate components are in proportion to the relationship of the absolute dollar amounts of the change in each.

(b) Reflects taxable equivalent adjustments using a tax rate of 34 percent for 2002, 2001, and 2000 in adjusting interest on nontaxable loans and securities to a fully taxable basis.

Investment Portfolio

The carrying values of investment securities for the indicated years are presented below:

                                          Year Ended December 31,
                                         2002       2001       2000
                                          (Thousands Of Dollars)
Securities held to maturity:
U. S. Government Agencies             $ 59,541   $ 55,478   $ 62,477
State and municipal                      5,609      4,995      5,639

Total securities held to maturity     $ 65,150   $ 60,473   $ 68,116

Securities available for sale:
Equity securities                     $  2,179   $  1,537   $  2,284
U. S. Government Agencies               21,024      9,313      6,034
State and municipal                     13,311     12,468     12,651
Mortgage backed                          3,541      4,594      1,668

Total securities available for sale   $ 40,055   $ 27,912   $ 22,637

The following table shows the maturities of debt securities at December 31, 2002, and the weighted average yields (for nontaxable obligations on a fully taxable basis assuming a 34% tax rate) of such securities.

                                    MATURITY
                                  After One      After Five
                      Within      But Within     But Within       After
                     One Year     Five Years     Ten Years      Ten Years

                  Amount Yield   Amount Yield   Amount Yield   Amount Yield
                                   (Thousands Of Dollars)
Debt Securities:
U. S.
 Government
 Agencies        $12,006 5.71%  $55,386 5.55%  $13,173 5.08%  $    -    - %
State and
 municipal           480 6.73%    2,726 6.49%    8,479 6.81%    7,236 6.90%
Mortgage
 backed               -    - %      242 5.39%    1,728 5.98%    1,570 6.45%

Total            $12,486 5.75%  $58,354 5.59%  $23,380 5.77%  $ 8,806 6.82%

                                      -20-

Investment Portfolio, continued

The calculation of weighted average yields is based on the cost and effective yields of each security weighted for the scheduled maturity of each security. At December 31, 2002 and 2001, securities carried at approximately $34,394,000 and $27,318,000, respectively, were pledged to secure public and trust deposits as required by law.


Loan Portfolio

Types of Loans

The amount of loans outstanding for the indicated years are shown in the following table according to type of loan.

                                        Year Ended December 31,
                             2002      2001      2000      1999      1998
                                        (Thousands Of Dollars)
Commercial, financial and
 agricultural             $  9,273  $ 11,142  $ 16,871  $ 19,144  $ 15,490
Real estate - mortgage      86,452   100,453    95,959    80,558    88,767
Other                           40        35        91       176       150
Installment                 10,223     9,979    11,092    10,870    11,219

Total loans                105,988   121,609   124,013   110,748   115,626

Less:
Unearned income                 54        60       123       129       128
Allowance for loan losses    1,900     1,883     1,795     1,944     2,003

Net loans                 $104,034  $119,666  $122,095  $108,675  $113,495

Loan Maturities and Sensitivity to Changes in Interest Rates

The following table shows the distribution of the commercial, financial and agricultural loan portfolio, excluding real estate mortgage and consumer loans at December 31, 2002.

                                            Commercial,
                                           Financial and
                                            Agricultural
                                       (Thousands Of Dollars)
Distribution of loans which are due:
 In one year or less                          $ 5,534
 After one year but within five years           3,190
 After five years                                 549

 Total                                        $ 9,273

The following table shows, for the selected loans above due after one year, the amounts which have predetermined interest rates and the amounts which have floating or adjustable interest rates at December 31, 2002.

                        Loans With
                            Predetermined Loans With
                           Rates Floating Rates Total
                                   (Thousands Of Dollars)
Commercial, financial
and agricultural        $ 2,159            $ 1,580             $ 3,739

Risk Elements In The Loan Portfolio

The following table presents information concerning outstanding balances of nonperforming loans for the indicated years ended December 31. Nonperforming loans comprise: (a) loans accounted for on a nonaccrual basis ("nonaccrual loans"); (b) loans which are contractually past due 90 days or more as to interest or principal payments and still accruing ("past-due loans"); (c) loans for which the terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower ("renegotiated loans"); and (d) loans now current but where there are serious doubts as to the ability of the borrower to comply with present loan repayment terms ("potential problem loans").

                   Nonaccrual   Past-Due   Renegotiated    Potential
                      Loans       Loan        Loans      Problem Loans  Total
                                     (Thousands Of Dollars)
December 31, 2002    $ 1,529    $     3       $   0         $   408    $ 1,940
December 31, 2001    $   424    $   178       $   0         $    52    $   654
December 31, 2000    $   742    $ 1,402       $   0         $ 1,464    $ 3,608
December 31, 1999    $   858    $   488       $   0         $   287    $ 1,633
December 31, 1998    $ 1,806    $   281       $   0         $   289    $ 2,376

The Registrant follows a policy of continuing to accrue interest on consumer and bank card loans that are contractually past due up to the time of charging the loan amount against the allowance for loan losses.

Summary of Loan Loss Experience

The following table is a summary of average loans outstanding during the reported periods, changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category, and additions to the allowance which have been charged to operating expenses.

                                                Year Ended December 31,
                                       2002     2001     2000     1999     1998
                                                (Thousands Of Dollars)
Average loans outstanding           $114,586 $123,668 $118,809 $113,211 $115,773

Amount of allowance for
 loan losses at beginning
 of period                          $  1,883 $  1,795 $  1,944 $  2,003 $  1,999

Amount of loans charged off during period:
 Commercial, financial and
  agricultural                           226       69      360      174      201
 Real estate - mortgage                  113       18       27       13       37
 Installment                             258      261      112      123      127

Total loans charged off                  597      348      499      310      365

Amount of recoveries during period:
 Commercial, financial, and
  agricultural                            25       18       81        9       31
 Real estate - mortgage                    5        2        5        4        2
 Installment                              50       36       44       58       56

Total loans recovered                     80       56      130       71       89

Net loans charged off
 during period                           517      292      369      239      276
Additions to allowance for
 loan losses charged to operating
 expense during period                   534      380      220      180      280

Amount of allowance for
 loan losses at end
 of period                          $  1,900 $  1,883 $  1,795 $  1,944 $  2,003

Ratio of net charge-offs
 during period to average
 loans outstanding for
 the period                             .45%     .24%     .31%     .21%     .24%

The allowance is based upon management's analysis of the portfolio under current and expected economic conditions. This analysis includes a study of loss experience, a review of delinquencies, and an estimate of the possibility of loss in view of the risk characteristics of the portfolio. Based on the above factors, management considers the current allowance to be adequate.

Allocation of Allowance For Loan Losses

Management has allocated the allowance for loan losses within the categories of loans set forth in the table below according to amounts deemed reasonably necessary to provide for possible losses. The amount of the allowance applicable to each category and the percentage of loans in each category to total loans are presented below.

                       December 31, 2002  December 31, 2001   December 31, 2000
                                 Percent            Percent             Percent
                                Of Loans           Of Loans             Of Loans
                       Alloca-     In     Alloca-     In      Alloca-      In
    Category            tion    Category   tion    Category    tion     Category
                                         (Thousands Of Dollars)
Domestic:
Commercial, financial
 and agricultural      $  166     8.7%     $  173     9.2%     $  244     13.6%
Real estate - mortgage  1,550    81.6%      1,555    82.6%      1,389     77.4%
Installment               184     9.7%        155     8.2%        162      9.0%

Total                  $1,900   100.0%     $1,883   100.0%     $1,795    100.0%

                       December 31, 1999  December 31, 1998
                                 Percent            Percent
                                Of Loans           Of Loans
                       Alloca-     In     Alloca-     In
Category                tion    Category   tion    Category
                             (Thousands Of Dollars)
Domestic:
Commercial, financial
 and agricultural      $  336    17.3%     $  268    13.4%
Real estate - mortgage  1,413    72.7%      1,538    76.8%
Installment               195    10.0%        197     9.8%

Total                  $1,944   100.0%     $2,003   100.0%


The calculation is based upon total loans including unearned interest. Management believes that the portfolio is well diversified and, to a large extent, secured without undue concentrations in any specific risk area. Control of loan quality is regularly monitored by management and is reviewed by the Bank's Board of Directors which meets monthly. Independent external review of the loan portfolio is provided by examinations conducted by regulatory authorities. The amount of additions to the allowance for loan losses charged to operating expense for the periods indicated were based upon many factors, including actual charge offs and evaluations of current and prospective economic conditions in the market area. Management believes the allowance for loan losses is adequate to cover any potential loan losses.

Deposits

The average amounts of deposits for the last three years are presented below.

                                          Year Ended December 31,
                                     2002          2001          2000
                                          (Thousands Of Dollars)
Domestic Bank Offices

Noninterest-bearing
 demand deposits                 $  26,521     $  26,647     $  27,286

NOW accounts                        34,198        34,998        36,009
Money market deposit accounts       14,153        16,262        12,272
Savings                             16,266        12,143        13,130
Time deposits                       97,354       108,477       100,177

Total interest-bearing             161,971       171,880       161,588

Total average deposits           $ 188,492     $ 198,527     $ 188,874

The maturity of certificates of $100,000 or more as of December 31, 2002, are presented below.

                                     (Thousands Of Dollars)
3 months or less                           $  9,442
Over 3 months through 6 months                6,579
Over 6 months through 12 months               8,757
Over 12 months                                1,320

Total outstanding                          $ 26,098

                                      -25-

Return On Equity And Assets

Certain financial ratios are presented below.

                                 Year Ended December 31,
                                2002       2001       2000
Return on average assets        1.52%      1.34%      1.44%

Return on average equity       11.19%     10.49%     11.08%

Dividend payout ratio
 (dividends declared
 divided by net income)        35.13%     39.30%     39.91%

Average equity to average
 assets ratio                  13.62%     12.79%     13.04%

Item 2 - Property

The executive offices of the Registrant and the main banking office of the Bank are located in a 19,000 square foot facility at 201 First Street, S. E., Moultrie, Georgia. A 5,000 square foot building was renovated for the Bank's Operations Center located at 10 Second Avenue, Moultrie, Georgia. The Trust and Investment Division of the Bank is located in an 11,000 square foot office building located at 25 Second Avenue, Moultrie, Georgia. A vacant building located across the street from the main office at 205 Second Street, S. E., Moultrie, Georgia, was renovated for the Bank's Administrative Services Division offices, training and meeting rooms, record storage, and the drive-thru teller facility. The Registrant occupies a 4,400 square foot Baker County branch banking office located at the intersection of Highways 91 and 200, Newton, Georgia. The Registrant acquired a 3,900 square foot branch banking office located at 1102 West Harris Street, Pavo, Thomas County, Georgia. Southwest Georgia Insurance Services Division occupies a 5,600 square-foot building located at 501 South Main Street, Moultrie, Georgia. Empire operates from its headquarters located at 121 Executive Parkway, Milledgeville, Georgia. All of these facilities are adequate for present operations.

All the buildings and land, which include parking and ten drive-in teller stations, are owned by the Bank. There are two automated teller machines on the Bank's main office premises, one in the Baker County branch office and the Thomas County branch office, and one additional automated teller machine located in Doerun, Georgia. These automated teller machines are linked to the STAR network of automated teller machines.

Item 3 - Legal Proceedings

There are no material pending legal proceedings to which the Registrant or the Bank is a party or to which any of their property is subject.

Item 4 - Submission of Matters to a Vote of Security Holders

There were no matters submitted during the fourth quarter of 2002 for a vote of the security holders through the solicitation of proxies or otherwise.

PART II

Item 5 - Market for Registrant's Common Equity and Related Stockholder
Matters

Market for common equity and related stockholder matters appear under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 10 through 16 of the Registrant's 2002 Annual Report to Shareholders and is incorporated herein by reference.

Item 6 - Selected Financial Data

Five years of selected financial data appears on page 1 of the Registrant's 2002 Annual Report to Shareholders and is incorporated herein by reference.

Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations

Management's discussion and analysis of financial condition and results of operation appears under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 10 through 16 of the Registrant's 2002 Annual Report to Shareholders and is incorporated herein by reference. For further information about the Registrant, see Selected Statistical Information on pages 14 - 26 of this report on Form 10-K.

Item 7A - Quantitative and Qualitative Disclosures About Market Risk

Management's quantitative and qualitative information about market risk appears under the caption "Quantitative and Qualitative Disclosures About Market Risk" on pages 15 through 16 of the Registrant's 2002 Annual Report to Shareholders and is incorporated herein by reference.

Item 8 - Financial Statements and Supplementary Data

The report of independent auditors, the consolidated financial statements, and notes to the consolidated financial statements on pages 17 through 37 of the Registrant's 2002 Annual Report to Shareholders are incorporated herein by reference.

Item 9 - Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On September 3, 2002, Draffin & Tucker, LLP ("Draffin") announced to the Registrant that it would resign as the Registrant's independent auditors after its completion of its review of the Form 10-Q for the period ended September 30, 2002 because it did not expect to meet certain new requirements which would allow it to audit companies that file reports with the Securities and Exchange Commission.

The reports of Draffin on the Registrant's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Registrant's financial statements for each of the two most recent fiscal years, and through November 14, 2002, there were no disagreements with Draffin on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Draffin, would have caused Draffin to make reference to the matter in their report.

On October 23, 2002, the Audit Committee of the Board of Directors of the Registrant approved the engagement of Thigpen, Jones, Seaton & Co., P.C. ("Thigpen"), and on October 25, 2002, the Registrant entered into an agreement with Thigpen to engage them as their independent auditors.

During the two most recent fiscal years of the Registrant and through November 14, 2002, the Registrant did not consult with Thigpen on matters (i) regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Registrant's financial statements, or (ii) which concerned the subject matter of a disagreement or event identified in response to paragraph (a)(1)(iv) of Item 304 of Regulation S-K with the former auditor.

The Registrant may have interacted from time to time with Thigpen with respect to Empire, a wholly owned subsidiary of the Registrant which it acquired one hundred percent of the stock on December 6, 2001. At the time of the Registrant's acquisition of the subsidiary, Thigpen served as the subsidiary's independent auditors and continues to serve the subsidiary in that capacity.

PART III

Item 10 - Directors and Executive Officers of the Registrant

The information contained under the heading "Information About Nominees For Director" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Registrant's annual meeting of shareholders to be held on May 27, 2003, to be filed with the Commission, is incorporated herein by reference. Information on Form 10-K relating to the executive officers of the Registrant is included in Item 1 of this report.

Item 11 - Executive Compensation

The information contained under the heading "Executive Compensation" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Registrant's annual meeting of shareholders to be held on May 27, 2003, to be filed with the Commission, is incorporated herein by reference.

Item 12 - Security Ownership of Certain Beneficial Owners and Management and Stock Related Matters

The information contained under the heading "Voting Securities and Principal Holders" and "Equity Compensation Plan Information" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Registrant's annual meeting of shareholders to be held on May 27, 2003, to be filed with the Commission, is incorporated herein by reference. For purposes of determining the aggregate market value of the Registrant's voting stock held by nonaffiliates, shares held by all directors and executive officers of the Registrant have been excluded. The exclusion of such shares is not intended to, and shall not, constitute a determination as to which persons or entities may be "affiliates" of the Registrant as defined by the Securities and Exchange Commission.

Item 13 - Certain Relationships and Related Transactions

The information contained under the heading "Certain Relationships and Related Transactions" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Registrant's annual meeting of shareholders to be held on May 27, 2003, to be filed with the Commission, is incorporated herein by reference.

Item 14 - Controls and Procedures

The Registrant's management, including the Chief Executive Officer and Chief Financial Officer, supervised and participated in an evaluation of its disclosure controls and procedures (as defined in federal securities rules) within 90 days prior to the filing of this report. Based on, and as of the date of, that evaluation, the Registrant's Chief Executive Officer and Chief Financial Officer have concluded that the Registrant's disclosure controls and procedures were effective in accumulating and communicating information to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures of that information under the Securities and Exchange Commission's rules and forms and that the Registrant's disclosure controls and procedures are designed to ensure that the information required to be disclosed in reports that are filed or submitted by the Registrant under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

There were no significant changes in the Registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

Item 15 - Exhibits, Financial Statement Schedules, and Reports on Form 8-K

a.Exhibits:

The exhibits filed as part of this registration statement are as follows:
Exhibit Number   Description Of Exhibit

 3.1 Articles of Incorporation of Southwest Georgia Financial Corporation, as amended and restated (included as Exhibit 3.1 to the Registrant's Form 10-KSB dated December 31, 1996, previously filed with the commission and incorporated herein by reference).

 3.2 By-Laws of the Registrant as amended (included as Exhibit 3.2 to the Registrant's Form 10-KSB dated December 31, 1995, previously filed with the Commission and incorporated herein by reference).

10.1 Pension Retirement Plan of the Registrant, as amended and restated (included as Exhibit 10.1 to the Registrant's Form 10-K dated December 31, 2000, previously filed with the commission and incorporated herein by reference).

10.2 Form of Directors' Deferred Compensation Plan of the Registrant (included as Exhibit 10.3 to the Registrant's Form S18 dated January 23, 1990, previously filed with the Commission and incorporated herein by reference).*

Item 15 - Exhibits, Financial Statement Schedules, and Reports on
Form 8-K, continued

10.3             Employment Agreement of John H. Clark, as amended (included as
                 Exhibit 10.3 to the Registrant's Form 10-K dated December 31, 1997, previously filed with the Commission and incorporated herein by reference).*

10.4 Directors' and Executive Officers' Stock Purchase Plan of the Registrant dated March 18, 1992 (included as Exhibit 10.7 to the Registrant's Form 10-KSB dated December 31, 1992, previously filed with the Commission and incorporated herein by reference).*

10.6a Supplemental Retirement Plan of the Registrant dated December 21, 1994 (included as Exhibit 10.11 to the Registrant's Form 10-KSB dated December 31, 1994, previously filed with the Commission and incorporated herein by reference).*

10.6b Trust under the Registrant's Supplemental Retirement Plan, as amended (included as Exhibit 10.6b to the Registrant's Form 10-K dated December 31, 1997, previously filed with the Commission and incorporated herein by reference).*

10.7 Employee Stock Ownership Plan and Trust of the Registrant as amended (included as Exhibit 10.7 to the Registrant's Form 10-K dated December 31, 2000, previously filed with the commission and incorporated herein by reference).

10.8 Dividend Reinvestment and Share Purchases Plan of the Registrant as amended and restated by Amendment No. 1 (included as Exhibit 99 to the Registrant's Form S3DPOS dated September 30, 1998, previously filed with the Commission and incorporated herein by reference).

10.9 Key Individual Stock Option Plan of the Registrant dated March 19, 1997 (included as Exhibit 10.9 to the Registrant's Form 10-K dated December 31, 1997, previously filed with the Commission and incorporated herein by reference).*

10.10           Employment agreement of J. David Dyer, Jr.*

13 Southwest Georgia Financial Corporation Annual Report to Shareholders for the fiscal year ended December 31, 2002. With the exception of information expressly incorporated herein, the 2002 Annual Report to Shareholders is not deemed to be filed as part of this Report on Form 10-K.

Item 15 - Exhibits, Financial Statement Schedules, and Reports on Form 8- K, continued

16 Letter of change of certifying accountant (included as Exhibit 16 to the Registrant's Form 8-K dated November 20, 2002, previously filed with Commission and incorporated herein by reference).

21              Subsidiaries of the Registrant.

23.1            Consent of Thigpen, Jones, Seaton & Co., P.C..

23.2            Consent of Draffin & Tucker, LLP.

99.1            Certification by Chief Executive Officer, pursuant to
                18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.2            Certification by Chief Financial Officer, pursuant to
                18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.


* Management contract or compensatory plan or arrangement required to be filed as an exhibit to this form.

b. A Form 8-K was filed by the Registrant on November 20, 2002, to report a change in the Registrant's independent auditors.

Exhibit Index

Exhibit
Number                 Description Of Exhibit                      Page Number

13          Southwest Georgia Financial Corporation Annual                 39
            Report to Shareholders for the fiscal year ended December 31, 2002.
            With the exception of information expressly incorporated herein, the
            2002 Annual Report to Shareholders is not deemed to be filed as part of this Report on Form 10-K.

10.10       Employment agreement of J. David Dyer, Jr.                     72

21          Subsidiaries of the Registrant.                                89

23.1        Consent of Thigpen, Jones, Seaton & Co., P.C.                  90

23.2        Consent of Draffin & Tucker, LLP.                              91

99.1        Certification by Chief Executive Officer, pursuant
            to 18 U.S.C. Section 1350, as adopted pursuant to
            Section 906 of the Sarbanes-Oxley Act of 2002.                 92

99.2        Certification by Chief Financial Officer, pursuant
            to 18 U.S.C. Section 1350, as adopted pursuant to
            Section 906 of the Sarbanes-Oxley Act of 2002.                 93

                                      -34-

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Southwest Georgia Financial Corporation
                                                (Registrant)

Date:March 26, 2003                By:  /s/ DeWitt Drew
                                        DEWITT DREW
                                        President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ DeWitt Drew                                        Date:  March 26, 2003
DEWITT DREW
President and Chief Executive Officer
[Principal Executive Officer]

/s/ George R. Kirkland                                 Date:  March 26, 2003
GEORGE R. KIRKLAND
Senior Vice-President and Treasurer
[Principal Financial and Accounting Officer]

/s/ John H. Clark                                      Date:  March 26, 2003
JOHN H. CLARK
Chairman of the Board of Directors

/s/ Cecil H. Barber                                    Date:  March 26, 2003
CECIL H. BARBER
Director

/s/ Michael J. McLean                                  Date:  March 26, 2003
MICHAEL J. MCLEAN
Director

/s/ Richard L. Moss                                    Date:  March 26, 2003
RICHARD L. MOSS
Director

/s/ Roy Reeves                                         Date:  March 26, 2003
ROY REEVES
Director

/s/ Johnny R. Slocumb                                  Date:  March 26, 2003
JOHNNY R. SLOCUMB
Director

/s/ Violet K. Weaver                                   Date:  March 26, 2003
VIOLET K. WEAVER
Director

/s/ C. Broughton Williams                              Date:  March 26, 2003
C. BROUGHTON WILLIAMS Director

                                 CERTIFICATIONS

I, DeWitt Drew, certify that:

1. I have reviewed this annual report on Form 10-K of Southwest Georgia Financial Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

   (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

   (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

   (c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

   (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

   (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  March 26, 2003


By:   /s/DeWitt Drew
      DeWitt Drew
      President and Chief Executive Officer
      Southwest Georgia Financial Corporation

                                 CERTIFICATIONS

I, George R. Kirkland, certify that:

1. I have reviewed this annual report on Form 10-K of Southwest Georgia Financial Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

   (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

   (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

   (c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

   (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

   (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  March 26, 2003


By:   /s/George R. Kirkland
      George R. Kirkland
      Senior Vice-President and Treasurer
      Southwest Georgia Financial Corporation

                                                                      EXHIBIT 13

                              Financial Highlights
     Five-Year Selected Financial Data (in thousands, except per share data)
                                       2002     2001     2000     1999     1998
For The Year: Earnings & Share Data

Interest income                     $ 14,738 $ 17,562 $ 18,403 $ 17,983 $ 18,324
Interest expense                       4,429    7,926    7,894    6,750    7,556
Noninterest income                     5,596    5,156    2,518    2,577    1,783
Noninterest expense                   10,299    9,884    8,371    8,475    6,935
Net income                             3,602    3,219    3,359    3,801    3,621
Earnings per share -
 basic & diluted                    $   1.37 $   1.20 $   1.18 $   1.32 $   1.28
Weighted average shares
 outstanding - basic & diluted         2,620    2,690    2,852    2,881    2,821
Dividends declared per share        $   0.47 $   0.47 $   0.47 $   0.44 $   0.40

At Year End: Balance Sheet Data

Total assets                        $240,468 $234,844 $240,380 $223,060 $230,198
Loans, net                           104,034  119,666  122,094  108,675  113,495
Deposits                             189,923  192,901  199,485  182,072  191,087
Shareholders' equity                  33,322   30,957   30,641   29,657   27,588
Book value per share                $  12.87 $  11.69 $  11.07 $  10.29 $   9.77
Tangible book value per share          11.96    10.68    10.84    10.21     9.66
Common shares outstanding
 (including treasury shares)           3,300    3,300    3,300    3,300    3,300

Selected Average Balances

Average total assets                $236,369 $239,928 $232,530 $225,061 $217,836
Average loans                        114,586  123,668  118,809  113,211  115,773
Average deposits                     188,492  198,527  188,874  184,705  179,714
Average shareholders' equity        $ 32,193 $ 30,693 $ 30,331 $ 28,665 $ 26,356

Asset Quality

Non-performing assets to total
 loans & foreclosed assets             3.26%    3.31%    3.36%    2.97%    1.82%
Non-performing assets               $  3,515 $  4,146 $  4,238 $  3,342 $  2,104
Net loan charge-offs (recoveries)   $    517 $    351 $    499 $    310 $    365
Net loan charge-offs (recoveries)
 to average loans                      0.45%    0.24%    0.31%    0.21%    0.24%
Reserve for loan losses to loans       1.79%    1.55%    1.45%    1.76%    1.73%

Performance Ratios

Return on average total assets         1.52%    1.34%    1.44%    1.69%    1.66%
Return on average shareholders'
 equity                               11.19%   10.49%   11.08%   13.26%   13.74%
Average shareholders' equity
 to average total assets              13.62%   12.79%   13.04%   12.74%   12.10%
Efficiency ratio                      63.27%   65.13%   61.48%   58.73%   54.16%
Net interest margin                    5.00%    4.51%    5.17%    5.66%    5.43%
Dividend payout ratio                 35.13%   39.30%   39.91%   33.60%   31.88%

           Management's Discussion And Analysis Of Financial
            Condition And Results Of Operations, Continued

INTRODUCTION

The following financial review presents management's discussion and analysis of significant changes in the consolidated financial position and results of operations of Southwest Georgia Financial Corporation ("Corporation"). This commentary should be read in conjunction with information provided in the Consolidated Financial Statements and accompanying footnotes.

FORWARD-LOOKING STATEMENTS

This 2002 Annual Report contains forward-looking statements in addition to historical information. The Corporation cautions that there are various factors that could cause actual results to differ materially from those indicated in the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; accordingly, there can be no assurance that such indicated results will be realized.

The Private Securities Litigation Reform act of 1995 provides a safe harbor for forward-looking statements. There are a variety of factors that could cause the Corporation's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Corporation's forward-looking statements. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the banking industry; the extent and timing of the entry of additional competition in the Corporation's markets; potential business strategies, including acquisitions or dispositions of assets or internal restructuring, that may be pursued by the Corporation; the Corporation's effectiveness with implementing its strategies; state and federal banking regulations; changes in or application of environmental and other laws and regulations to which the Corporation is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather, natural disasters and other catastrophic events; and other factors discussed in the Corporation's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. The words "believe", "expect", "anticipate", "project", and similar expressions signify such forward-looking statements.

Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of the Corporation. Any such statement speaks only as of the date the statement was made. The Corporation undertakes no obligation to update or revise any forward-looking statements. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward- looking statements is included in the Corporation's current and subsequent filings with the Securities and Exchange Commission.

EARNINGS OVERVIEW

The Corporation's net income for 2002 increased 11.9 percent to $3.602 million from $3.219 million in 2001. The $383 thousand increase in net earnings for 2002 was primarily attributable to improvement in net interest income caused by an increase in net interest margin from 4.51 percent for 2001 to 5.00 percent for 2002 and an increase in income from mortgage banking services from $2.4 million in 2001 to $3.0 million in 2002. This increase in net income was partially offset by an increase in the provision for loan losses, from $380 thousand in 2001 compared with $534 thousand in 2002 and a decline in retail brokerage fees, which decreased from $390 thousand in 2001 to $267 thousand in 2002.

In 2002, the Corporation's earnings per share increased to $1.37 compared with $1.20 in 2001 and $1.18 in 2000. In 2002, the Corporation's return on average assets, which reflects utilization of assets, was 1.52 percent compared with
1.34 percent in 2001. Return on average stockholders' equity, which measures return on stockholders' investments, was 11.19 percent in 2002 compared with
10.49 percent in 2001.

Between 2001 and 2000, net income decreased 4.2 percent. The $140 thousand decrease in net earnings for 2001 was primarily attributable to lower net interest income. This lower net interest income resulted mainly from higher interest expense on time deposits and money market accounts due to market competition. During 2000, three new banking institutions opened for business in the Corporation's primary service area. During 2001 and 2000, the Corporation responded to this competitive pressure by paying higher rates on time deposits, and offering lower rates on base-rate indexed loans, in order to retain and strengthen customer relationships.

In the fourth quarter of 2001, the Corporation's subsidiary, Southwest Georgia Bank (the "Bank"), acquired the remaining 50 percent of the common stock of Empire Financial Services, Inc. ("Empire"), a commercial mortgage banking firm located in Milledgeville, Georgia. The Bank had acquired half of the outstanding common stock of Empire in 1997 and owned a fifty percent interest in Empire until the fourth quarter of 2001. Due to acquiring all of the Empire stock, the Bank changed its method of accounting for Empire. Prior to the acquisition of all of the Empire common stock, the investment in Empire was accounted for by using the cost method. In 2001, as a result of acquiring the remaining 50 percent interest in Empire, its operations were consolidated with the Corporation's operations. Empire's net earnings after income taxes contributed $766 thousand to the Corporation's 2002 net income, up from $637 thousand in 2001 and $485 thousand in 2000.

RESULTS OF OPERATIONS

Net Interest Income

The primary source of revenue for the Corporation is net interest income, which is the difference between total interest income on earning assets and interest expense on interest-bearing sources of funds. The amount of net interest income is determined primarily by the volume of earning assets and liabilities and the rate spreads between these assets and their funding sources or liabilities. Net interest income for 2002 increased $674 thousand, or 7.0 percent, compared with 2001.

A key performance measure for net interest income is the net interest margin, defined as taxable equivalent net interest income divided by average earning assets. The Corporation's net interest margin increased to 5.00 percent for 2002 compared with 4.51 percent for 2001. A key factor influencing the Corporation's interest rate margin has been the mix of earning assets and interest bearing liabilities. Interest income from earning assets decreased $2.8 million or 16.1 percent in 2002 compared with 2001, while for the same period interest expenses decreased $3.5 million or 44.1 percent.

In 2002, the majority of the $2.8 million decrease in interest income resulted from reduced yields primarily on loans. After the prime lending rate decreased 450 basis points to 4.75 percent in 2001, it remained at that level until the latter part of 2002. In November 2002, the prime lending rate declined another 50 basis points to 4.25 percent and the Corporation's base lending rate dropped to 6.00 percent. Comparing 2002 with 2001, the change in loan interest rates had a greater impact on the decline in interest income than the $9.2 million, or 7.5 percent, decline in the volume of average loans.

In 2001, the majority of the $841 thousand decrease in interest income resulted from the change in accounting for the Corporation's interest in Empire. The remaining decrease in interest income resulted from reduced yields earned on earning assets.

During 2002, while the level of average core deposits remained relatively stable, average time deposits decreased $11.1 million, or 10.3 percent. The $3.5 million decrease in 2002 interest expense compared with 2001, primarily resulted from a 251 basis points decline in the average rate paid on time deposits. The deposit mix changed slightly due to the lower rate environment causing a shift from time to savings deposits. Interest expense on deposits continues to closely follow interest rate trends.

Noninterest Income

Noninterest income totaled $5.6 million for 2002, representing an increase of approximately $440 thousand from 2001. The largest contributor in 2002 to noninterest income was mortgage banking services. It was $3.0 million for the year, up $579 thousand over comparable income in 2001. Other significant changes in noninterest income included declines in income from retail brokerage fees and net loss on sale of property acquired by foreclosure. These decreases were partially offset by increases in service charges on deposit accounts and gains on sale of equity securities. Increases in service charges on deposit accounts were attributable to a pricing change on nonsufficient fund fees and the gain resulting from the sale of the American Century Banking Corporation's stock. The level of income from other components of noninterest income remained relatively stable from year to year.

Comparing 2001 with 2000, the majority, or $2.4 million of the increase in noninterest income in 2001 was attributed to income from Empire. As was discussed earlier, due to acquiring 100 percent of Empire stock, the Corporation changed its method of accounting for Empire. In 2001, Empire's operations were consolidated with the Bank's operations. Consolidating Empire's operation with the Bank reflected a significant increase in income from mortgage banking services. Excluding income from mortgage banking services, noninterest income increased $227 thousand for 2001 compared with 2000. This increase related primarily to income received on retail brokerage.


Noninterest Expense

Noninterest expense totaled $10.3 million for 2002, an increase of $415 thousand compared with 2001. Salaries and employee benefits, the largest component of noninterest expense, increased $403 thousand compared with the previous year. The increase resulted from normal salaries and performance compensation increases due to the Corporation's normal merit salary increases and higher profitability in 2002. Whereas, the level of full-time equivalent employees decreased 4.2 percent to a total of 113 when comparing December 31, 2002 to the prior year end.

For 2001, the majority of the increase in noninterest expense compared with the prior year was attributable to the expenses relating to the Empire operations. Increased amortization of purchased mortgage servicing intangible assets from year to year was from the Empire acquisition in the fourth quarter of 2001. Excluding Empire's operating expenses of $1.3 million, noninterest expenses increased $212 thousand for 2001 compared with 2000.

In 2002, occupancy and equipment expenses increased $23 thousand compared with the year 2001. The increase was the result of higher building maintenance and equipment depreciation expenses in 2002 compared with the previous year. Data processing expenses declined 3 percent in 2002 due to pricing changes with the Corporation's data processing service bureau.

When comparing 2001 with 2000, combined occupancy, equipment, and data processing expenses, excluding $57 thousand for Empire, increased slightly by $6 thousand.

In 2002, other operating expense component decreased $146 thousand compared with 2001. These decreases were in expenses related to other real estate property held for sale and expenses for employee training and education. The largest increase was in legal fees which relates to legal fees in 2000 being lower than normal due to reimbursement of fees previously expensed.

For 2001, other operating expenses, excluding $180 thousand for Empire, increased $106 thousand, or 4.8 percent compared with 2000. Expenses related to other real estate property held for sale increased $205 thousand and was partially offset by a decrease in legal fees as was mentioned above.

FINANCIAL CONDITION

Earning Assets

The Corporation, primarily through the Bank, acts as a financial intermediary. As such, its financial condition should be considered in terms of how the Corporation manages its sources and uses of funds. During 2002, total average assets of $236.4 million decreased $3.6 million, or 1.5 percent, compared with 2001.

The Corporation's earning assets, which include loans, investment securities, deposits at the Federal Home Loan Bank, and federal funds sold, averaged $213.5 million in 2002, a 3.8 percent decrease from $222 million in 2001. The earning asset mix remained relatively stable during the year. For 2002, average earning assets were comprised of 53 percent loans, 45 percent investment securities, and 2 percent federal funds sold and funds at the Federal Home Loan Bank. The ratio of average earning assets to average total assets declined to 90.3 percent for 2002 compared with
92.5 percent for 2001. This decline is primarily related to the increased level of intangible assets and operating cash from the Empire acquisition.

Loans

Loans are the Corporation's largest earning assets and users of funds. Because of its importance, most of the other assets and liabilities are managed to accommodate the needs of the loan portfolio. During 2002, average net loans represented 53 percent of average earning assets and 48 percent of average total assets. Average total loans decreased $9.2 million, or 7.5 percent, in 2002 due to a decline in loan demand. Loans secured by real estate decreased 13.9 percent, consumer loans increased 2.4 percent, and commercial, financial, and agricultural loans decreased 16.8 percent from their December 31, 2001 level.

As a result of the decrease in average loans, the ratio of total loans to total deposits at year end declined to 55.8 percent in 2002 compared with 63.0 percent in 2001. The loan portfolio mix at year end 2002 consisted of 32.0 percent of loans secured by 1-4 family residences, 5 percent of loans secured by farmland, and 44.8 percent of loans secured by nonfarm and nonresidential properties. Also, included in the mix of the loan portfolio were 8.5 percent of loans for other commercial, industrial, and agricultural purposes and 9.7 percent of loans to individuals for household, family, and other personal expenditures.

Allowance and Provision for Possible Loan Losses

The allowance for possible loan losses was $1.9 million, or 1.79 percent of total loans outstanding as of December 31, 2002. This level represented a $17 thousand increase from the corresponding 2001 year-end amount, which was 1.55 percent of total loans outstanding. The provision for loan losses was $534 thousand in 2002, an increase from the prior year's provision by $154 thousand. This increase in provision for loan losses was due to larger than normal charge-offs of loans in 2002.

This provision reflected management's assessment of the adequacy of the allowance to absorb possible losses in the loan portfolio.

The Corporation's management has not changed the lending practices and philosophy which has provided the Corporation with an exceptionally low charge-off record over the past several years. Management has an extensive loan review program in place which provides for the regular examination and evaluation of the risk elements within the loan portfolio. The adequacy of the allowance for loan losses is regularly evaluated based on the review of all significant loans with particular emphasis on nonaccruing, past due, and other impaired loans that management has identified as potential problems.

Nonperforming Assets

Nonperforming assets are defined as being all nonaccrual loans, loans that are 90 days past due, and property acquired by foreclosure. The level of nonperforming assets decreased $631 thousand at year-end 2002 compared with year-end 2001. This decrease primarily resulted from less property in real estate being acquired through foreclosure during the year. The majority of the nonperforming asset balance for 2002 and 2001 was from one large property that was acquired by foreclosure. Nonperforming assets were approximately $3.5 million, or 3.26 percent of total loans and other real estate as of December 31, 2002, compared with $4.1 million, or 3.31 percent of total loans and other real estate at year-end 2001.

Investment Securities and Federal Funds Sold

The Corporation's investment securities consist primarily of U.S. Government agency securities. The investment portfolio serves several important functions for the Corporation. Investments in debt securities are to complement loan demand and to satisfy pledging requirements in the most profitable way possible. The investment portfolio is a source of liquidity when loan demand exceeds funding availability. It is a vehicle for adjusting balance sheet sensitivity to cushion against adverse rate movements and is a means of improving profitability. The Corporation's investment policy provides adequate liquidity by maintaining a portfolio with staggered maturities ranging from one to five years.

The total investment portfolio increased to $105.2 million from $88.4 million at year-end 2002 compared with 2001, an increase of $16.8 million, or 19 percent. This increase in the investment portfolio occurred primarily in the latter part of 2002; therefore, the average total investment portfolio slightly increased to $95.9 million in 2002 compared with $94.7 million for 2001.

During 2002, average total investment securities accounted for 45 percent of the average earning assets and 41 percent of the average total assets. At December 31, 2002, investment securities held to maturity had a market value of $68.5 million and a carrying value of $65.2 million. As of December 31, 2002, securities available for sale had a market value of $40.1 million and an amortized cost of $38.3 million. These securities available for sale have an unrealized gain of $1.8 million. The growth in securities available for sale was primarily attributed to a $10.5 million investment in U.S. Government agency securities. The Corporation will continue to actively manage the size, components, and maturity structure of the investment securities portfolio. Future investment strategies will continue to be based on profit objectives, economic conditions, interest rate risk objectives, and balance sheet liquidity demands.

Average federal funds sold and Federal Home Loan Bank deposits represented approximately 2 percent of the average earning assets for both 2002 and 2001. These short-term money market investments were used by the Corporation as liquid investment vehicles for short-term funds.

Deposits and Other Interest-Bearing Liabilities

In 2002, average deposits, the primary source of the Corporation's funds, decreased 5.1 percent compared with 2001. This decline in deposits was primarily due to public deposits held for special projects that were withdrawn in 2002. The average total deposits of $188.5 million decreased from the 2001 level of $198.5 million. The majority of the decrease in average deposits occurred in average time deposits. Lower interest rates during 2002 resulted in a slight change in the deposit mix. Some customers shifted money from certificates of deposit to savings accounts due to lower rates paid on time certificates of deposit. As of December 31, 2002, the Corporation had a total of $26.1 million in certificates of deposit with a value of $100 thousand or more each. This was a 7.4 percent decrease from the $28.2 million total in 2001.

The Corporation has used borrowings from the Federal Home Loan Bank to support its residential mortgage lending activities. During 2002, the Corporation repaid short-term advances with the Federal Home Loan Bank of $4.8 million leaving $2.4 million to be paid in June 2003. Also, in 2002 the Corporation borrowed an additional $10 million in long-term advances from the Federal Home Loan Bank. One of these two long-term advances was a $5.0 million fixed rate advance which will mature April 2004. The other $5 million advance has a fixed rate for 5 years, which the issuer has an option to convert to a variable rate after such five year period, with a maturity of August 2012.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Many factors affect the ability to accomplish liquidity objectives successfully. Those factors include the economic environment, the Corporation's asset/liability mix, and the Corporation's overall reputation and credit standing in the marketplace. In the ordinary course of business, the Corporation's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity or sale of other earning assets. In addition, liquidity is continuously provided through the acquisition of new deposits and borrowings or the rollover of maturing deposits and borrowings.

The Consolidated Statement of Cash Flow details the Company's cash flow from operating, investing, and financing activities. During 2002, operating activities generated cash flow of $5.2 million, while investing activities used $2.5 million of this. Cash produced from operations continues to provide cash primarily for the payment of dividends and common stock repurchases.

Liability liquidity represents the Corporation's ability to renew or replace its short-term borrowings and deposits as they mature or are withdrawn. The Corporation's deposit mix includes a significant amount of core deposits. Core deposits are defined as total deposits less public funds and time deposits of $100 thousand or more. These funds are stable in that they are generally accounts of individual customers who are concerned not only with rates paid, but with the value of services received, such as efficient operations performed by helpful personnel. Total core deposits represented 80.5 percent of total deposits on December 31, 2002, compared with 80.3 percent in 2001.

Asset liquidity is provided through ordinary business activity such as cash which is received from interest and fee payments as well as from maturing loans and investments. Additional sources include marketable securities and short-term investments which can be easily converted to cash without significant loss. The Corporation's investment securities maturing within one year or less was $12.5 million on December 31, 2002, which represented 12.6 percent of the investment debt securities portfolio. Also, the Corporation had $9 million of investment securities callable at the option of the issuer and that are reasonably likely to be called during 2003. These maturing and callable investment securities are sources for repayment of the Corporation's short-term and long-term debt obligations.

The chart below shows the Corporation's contractual obligations and commercial commitments, and its scheduled future cash payments under those commitments.

The majority of the Corporation's outstanding contractual obligations were long-term debt. The remaining contractual obligations were comprised of telephone operating leases and purchase obligations for data processing services with the Corporation's primary service bureau. Other long- term obligations were charitable contribution commitments. The Corporation has no capital lease obligations.

                                Payments Due by Period
Contractual
Obligations                    Less
(Dollars in                   than 1     1-3      4-5    After 5
thousands)           Total     year     years    years    Years
Long-Term Debt      $11,041    $188    $5,381    $266    $5,206
Operating Leases         48      40         8       0         0
Other Long-Term
 Obligations             27      27         0       0         0

Total Contractual
 Cash Obligations   $11,116    $255    $5,389    $266    $5,206


The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own risk exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit in the form of loans or through letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. Since many of the commitments to extend credit and standby letters of credit are expected to expire without being drawn upon, the contractual or notional amounts do not represent future cash requirements.

                                  Dec. 31, 2002 Dec. 31, 2001
Financial instruments whose contract amounts represent credit risk:
 Commitments to extend credit      $ 19,550,000     $ 13,245,000
 Standby letters of credit and
  Financial guarantees             $    104,000     $     61,000

The Corporation does not have any special purpose entities or off balance sheets financing arrangements. The Corporation's management is not aware of any known trends, events, or uncertainties that will have or that are reasonably likely to have a material effect on the Corporation's liquidity or operations. The Corporation has no material related party transactions. The Corporation may extend credit to certain officers and directors in the ordinary course of business. These loans are made under substantially the same terms as comparable third-party lending arrangements and are in compliance with applicable banking regulations.

Management is not aware of any current recommendations by regulatory authorities that, if they were to be implemented, would have such an effect.

Capital Resources and Dividends

The Corporation continues to maintain a healthy level of capital adequacy as measured by its average equity to average assets ratio of 13.62 percent in 2002 and 12.79 percent in 2001.

The Federal Reserve Board has issued guidelines regarding risk-based capital requirements for U.S. banks and bank holding companies. Overall, these guidelines define the components of capital, require higher levels of capital for higher risk assets and lower levels of capital for lower risk assets, and include certain off-balance-sheet items in the calculation of capital requirements. The risk-based capital regulations require banks to maintain an 8 percent ratio, of which 4 percent must consist primarily of tangible common shareholders' equity (tier one capital) or its equivalent. Also, the regulations require a financial institution to maintain a 4 percent leverage ratio in tandem with the risk-based ratios. At year-end 2002, the Corporation was well in excess of the minimum requirements under the guidelines with a total risk-based capital ratio of 26.14 percent, a tier one risk-based capital ratio of 24.89 percent, and a leverage ratio of 13.36 percent.

The following table presents the risk-based capital and leverage ratios for year-end 2002 and 2001 in comparison to the minimum regulatory guidelines:

                                                 Minimum
Risk-Based              Dec. 31,     Dec. 31,   Regulatory
Capital Ratios            2002         2001     Guidelines
Tier One                 24.89%       20.71%       4.00%
Total Risk-Based         26.14%       21.96%       8.00%
Leverage                 13.36%       11.75%       4.00%

As set forth in the table below, in 2002 the Corporation's stock traded as high as $18.75, and the closing price at year-end was $18.75 per share.

Common Stock Market Prices

                               2002
For The
Quarter       Fourth     Third*     Second*     First*
High          $18.75     $17.50     $17.26      $15.63

Low           $17.30     $16.36     $15.32      $14.77

                               2001*
For The
Quarter       Fourth     Third      Second      First
High          $17.45     $14.95     $14.53      $14.85

Low           $13.86     $13.86     $13.09      $13.41

*Adjusted for the 10% stock dividend.

The principal market for trading of the common stock is the American Stock Exchange under the symbol SGB.

As of December 31, 2002, there were 534 record holders of the Corporation's common stock. Cash dividends paid on the Corporation's common stock were $.47 in both 2002 and 2001. The Corporation has a policy objective of paying out a portion of earnings in dividends to its shareholders. The Corporation's dividend paid was $1.242 million in 2002 and $1.279 million in 2001. In addition, during the fourth quarter of 2002 the Corporation issued a 10 percent stock dividend. The Corporation intends to continue paying dividends. However, the amount and frequency of dividends will be determined by the Corporation's Board of Directors in light of the earnings, capital requirements and financial condition of the Corporation, and no assurance can be given that dividends will be declared in the future. The primary source of funds available to the parent company is the payment of dividends by its subsidiary bank. Federal and State banking laws restrict the amount of dividends that can be paid without regulatory approval. The Corporation and its predecessors have paid cash dividends for the past seventy-five consecutive years.

The Corporation's management is not aware of any current recommendation by the regulatory authorities that if they were to be implemented would have a material effect on the Corporation's capital resources.

Quantitative and Qualitative Disclosures About Market Risk

The Corporation's primary market risk lies within its exposure to interest rate movement. The Corporation has no foreign currency exchange rate risk, commodity price risk, or any other material market risk. The Corporation has no trading investment portfolio. Also, the Corporation has no interest rate swaps or other derivative instruments. The Corporation's primary source of earnings, net interest income, can fluctuate with significant interest rate movements. To lessen the impact of these movements, the Corporation seeks to maximize net interest income while remaining within prudent ranges of risk by practicing sound interest rate sensitivity management. The Corporation attempts to accomplish this objective by structuring the balance sheet so that the differences in repricing opportunities between assets and liabilities are minimized. Interest rate sensitivity refers to the responsiveness of earning assets and interest-bearing liabilities to changes in market interest rates. The Corporation's interest rate risk management is carried out by the Asset/Liability Management Committee which operates under policies and guidelines established by management. The principal objective of asset/liability management is to manage the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. To effectively measure and manage interest rate risk, the Corporation uses computer simulations that determine the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations cover the following financial instruments: short-term financial instruments, investment securities, loans, deposits, and borrowings. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth and pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. Simulations are run under various interest rate scenarios to determine the impact on net income and capital. From these computer simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Also, the Corporation maintains an investment portfolio that staggers maturities and provides flexibility over time in managing exposure to changes in interest rates. Any imbalances in the repricing opportunities at any point in time constitute a financial institution's interest rate sensitivity.

The table below provides information about the Corporation's financial assets and liabilities that are sensitive to changes in interest rates. For each rate-sensitive asset and liability listed, the table presents principal balances and weighted average interest rates by expected maturity or the earliest possible repricing opportunity dates. The Corporation uses a number of tools to measure interest rate risk.

One of the indicators for the Corporation's interest rate sensitivity position is the measurement of the difference between its rate-sensitive assets and rate-sensitive liabilities, which is referred to as the "gap." A gap analysis displays the earliest possible repricing opportunity for each asset and liability category based upon contractual maturities and repricing. At year-end 2002, the Corporation's sensitivity ratio, or one- year cumulative rate-sensitive assets represented 83 percent of the cumulative rate-sensitive liabilities compared with 72 percent for 2001. This change in the sensitivity ratio was a result of the Corporation's management of its exposure to interest rate risk. The Corporation has become slightly less liability-sensitive at the one year gap position resulting from management borrowing some longer-term funds to take advantage of the lower rates and to reduce the Corporation's interest rate risk from increasing short-term rates. During 2002, while the rates were declining there were more rate-sensitive liabilities to reprice at lower rates than rate-sensitive assets. And therefore, net interest income did increase. All interest rates and yields do not adjust at the same velocity; therefore, the sensitivity ratio is only a general indicator of the potential effects of interest rate changes on net interest income. The Corporation's asset and liability mix is monitored to ensure that the effects of interest rate movements in either direction are not significant over time.

Interest Rate Sensitivity                      December 31, 2002
                                        Expected Maturity/Repricing Dates
                                             (Dollars in thousands)
                                                                       2008               Fair
                            2003     2004     2005     2006     2007  & Beyond    Total    Value
Rate-sensitive Assets:*
Short-term Investments  $  5,996  $        $        $        $        $        $  5,996  $  5,996
Average interest rate      1.18%                                                  1.18%

Securities available
 for sale                  4,030    9,350    5,509    1,314    1,479   18,373    40,055    40,055
Average interest rate      4.13%    4.34%    5.75%    5.13%    5.12%    6.52%     5.57%

Securities held
 to maturity**            24,481   20,024   10,567    6,598    2,010    1,470    65,150    68,493
Average interest rate      5.41%    6.27%    5.99%    5.90%    6.14%    5.99%     5.85%

Fixed-rate loans           3,967    2,504    6,200    5,209    4,753   30,767    53,400    54,230
Average interest rate      8.10%   10.22%    8.86%    8.30%    8.15%    8.27%     8.41%

Variable-rate loans       48,855    2,074    1,384                        220    52,533    52,844
Average interest rate      6.00%    7.87%    6.62%                      5.82%     6.09%

Total Rate-
sensitive Assets        $ 87,329  $33,952  $23,660  $13,121  $ 8,242  $50,830  $217,134  $221,618
Average interest rate      5.51%    6.13%    6.72%    6.78%    7.12%    7.56%     6.36%

Rate-sensitive
 Liabilities:
Time deposits           $ 89,232  $ 2,933  $   687  $   914  $   410  $     2  $ 94,178  $ 94,898
Average interest rate      2.70%    4.30%    4.03%    4.16%    4.69%    2.72%     2.77%

Other interest-
 bearing deposits ***     13,108   16,114   16,114    5,371    5,371   10,743    66,821    66,821
Average interest rate      1.20%    1.00%    1.00%    1.00%    1.00%    1.00%     1.04%

Short-term borrowings      2,400                                                  2,400     2,416
Average interest rate      3.16%                                                  3.16%

Long-term borrowings         350    5,174      174      114    5,114      115    11,041    11,363
Average interest rate      5.21%    4.13%    6.17%    5.21%    4.03%    5.21%     4.17%

Total Rate-sensitive
 Liabilities            $105,090  $24,221  $16,975  $ 6,399  $10,895  $10,860  $174,440  $175,498
Average interest rate      2.53%    2.07%    1.18%    1.53%    2.56%    1.04%     2.20%


GAP                     $(17,761) $ 9,731  $ 6,685  $ 6,722  $(2,653) $39,970  $ 42,694
Sensitivity Ratio            83%      94%      99%     104%     102%     124%

  * All rates are tax-equivalent rates
 ** Repricing date is call date
*** Interest bearing deposits with no maturity

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders of
Southwest Georgia Financial Corporation

We have audited the consolidated balance sheet of Southwest Georgia Financial Corporation and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of Southwest Georgia Financial Corporation and Subsidiary as of December 31, 2001, were audited by other auditors whose report dated February 1, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Georgia Financial Corporation and Subsidiaries as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.





/s/Thigpen, Jones, Seaton & Co., P.C.

Dublin, Georgia
January 23, 2003

                                      -49a-

                          INDEPENDENT AUDITOR'S REPORT



The Directors and Stockholders of Southwest
  Georgia Financial Corporation

We have audited the consolidated balance sheets of Southwest Georgia Financial Corporation and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, statements of comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Georgia Financial Corporation and Subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/DRAFFIN & TUCKER, LLP

Albany, Georgia
January 23, 2002











                                      -49b-

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                      2002              2001
ASSETS
Cash and due from banks                           $ 11,880,622      $  9,211,645
Interest-bearing deposits with banks                 3,996,485         1,143,211
Federal funds sold                                   2,000,000         1,130,000
Investment securities available for sale,
 at fair value                                      40,055,321        27,911,564
Securities to be held to maturity (estimated
 fair value of $68,492,520 and $63,019,613)         65,150,087        60,472,774
Loans, less allowance for loan losses of
 $1,899,738 and $1,883,171                         104,033,561       119,665,721
Premises and equipment, net                          5,434,115         5,536,152
Foreclosed assets, net                               1,982,467         3,545,388
Intangible assets                                    2,361,477         2,685,345
Other assets                                         3,573,504         3,542,648

Total assets                                      $240,467,639      $234,844,448

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest-bearing                               $ 28,924,659      $ 25,760,282
NOW accounts                                        36,113,124        36,565,701
Money market                                        12,514,257        14,338,066
Savings                                             18,193,291        12,270,166
Certificates of deposit $100,000 and over           26,097,720        28,211,756
Other time accounts                                 68,080,299        75,754,615

Total deposits                                     189,923,350       192,900,586

Other borrowed funds                                 2,400,000         4,800,000
Long-term debt                                      11,041,252         3,391,511
Other liabilities                                    3,781,026         2,795,245

Total liabilities                                  207,145,628       203,887,342

Stockholders' equity:
Common stock - par value $1; authorized
 5,000,000 shares; issued 3,300,000 shares           3,300,000         3,000,000
Capital surplus                                      7,133,551         2,033,551
Retained earnings                                   28,403,347        31,466,690
Accumulated other comprehensive income               1,188,733           161,400
Treasury stock 711,075 shares for 2002
 and 651,648 for 2001, at cost                    (  6,703,620)     (  5,704,535)

Total stockholders' equity                          33,322,011        30,957,106

Total liabilities and stockholders' equity        $240,467,639      $234,844,448

       See accompanying notes to consolidated financial statements.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
            for the years ended December 31, 2002, 2001, and 2000
                                             2002          2001         2000
Interest income:
Interest and fees on loans              $ 9,279,689   $11,748,852   $11,985,236
Interest and dividends on securities:
Taxable                                   4,657,118     4,817,051     5,074,920
Tax exempt                                  722,895       722,979       744,357
Interest on deposits in banks                56,306       224,556       551,301
Interest on other short-term investments     22,107        48,246        47,307
Total interest income                    14,738,115    17,561,684    18,403,121

Interest expense:
Deposits                                  3,967,799     7,431,375     7,170,860
Other borrowings                            461,426       494,872       722,766
Total interest expense                    4,429,225     7,926,247     7,893,626

Net interest income                      10,308,890     9,635,437    10,509,495
Provision for loan losses                   534,000       380,000       220,000
Net interest income after provision
 for loan losses                          9,774,890     9,255,437    10,289,495

Noninterest income:
Service charges on deposit accounts       1,091,712       959,390       953,522
Income from trust services                  215,803       254,802       252,077
Income from security sales                  267,042       389,612       190,161
Income from insurance services              921,828       926,856       933,123
Income from mortgage banking services     3,021,047     2,441,945        31,196
Net gain(loss) on disposition of assets (   213,503)        2,622    (   32,427)
Net gain(loss) on sale of securities        121,270             0    (    3,059)
Other income                                170,485       180,333       193,488
Total noninterest income                  5,595,684     5,155,560     2,518,081

Noninterest expense:
Salaries and employee benefits            6,044,833     5,641,555     4,571,130
Occupancy expense                           553,192       541,862       516,140
Equipment expense                           517,845       505,844       494,587
Data processing expense                     532,018       549,460       523,418
Amortization of intangible assets           323,868       171,745        78,888
Other operating expenses                  2,327,405     2,473,408     2,186,939
Total noninterest expenses               10,299,161     9,883,874     8,371,102

Income before income taxes                5,071,413     4,527,123     4,436,474
Provision for income taxes                1,469,312     1,308,597     1,077,200
Net income                              $ 3,602,101   $ 3,218,526   $ 3,359,274

Basic earnings per share:
Net income                              $      1.37   $      1.20   $      1.18
Weighted average shares outstanding       2,619,559     2,690,135     2,851,957

Diluted earnings per share:
Net income                              $      1.37   $      1.20   $      1.18
Weighted average shares outstanding       2,623,476     2,690,807     2,851,957

         See accompanying notes to consolidated financial statements.

                                      -51-

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
            for the years ended December 31, 2002, 2001, and 2000

                                            2002          2001          2000
Net income                              $ 3,602,101   $ 3,218,526   $ 3,359,274

Other comprehensive income, net of tax:
Unrealized gains on securities
 available for sale:
Unrealized holding gains(losses)
 arising during the period                1,556,565       104,655       949,518
Federal income tax expense(benefit)     (   529,232)   (   35,583)   (  322,836)

Other comprehensive income (loss),
 net of tax                               1,027,333        69,072       626,682

Total comprehensive income              $ 4,629,434   $ 3,287,598   $ 3,985,956

         See accompanying notes to consolidated financial statements.

                                      -52-


                                SOUTHWEST GEORGIA FINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
                         for the years ended December 31, 2002, 2001, and 2000
                                                                     Accumulated
                                                                     Other                      Total
                                Common     Capital     Retained  Comprehensive   Treasury    Stockholders'
                                Stock      Surplus     Earnings      Income        Stock        Equity
Balance at Dec. 31, 1999     $3,000,000  $1,790,254  $27,494,425  $ (534,354)  $(2,093,432)  $29,656,893

Net Income                            -           -    3,359,274           -             -     3,359,274

Common stock issued
 for acquisitions                     -     243,297            -           -       168,943       412,240

Common stock acquired
 through purchase program             -           -            -           -    (2,073,550)   (2,073,550)

Cash dividend declared
 $.47 per share                       -           -   (1,340,586)          -             -    (1,340,586)

Unrealized holding gain               -           -            -     626,682             -       626,682

Balance at Dec. 31, 2000      3,000,000   2,033,551   29,513,113      92,328    (3,998,039)   30,640,953

Net Income                            -           -    3,218,526           -             -     3,218,526

Common stock acquired
 through purchase program             -           -            -           -    (1,706,496)   (1,706,496)

Cash dividend declared
 $.47 per share                       -           -   (1,264,949)          -             -    (1,264,949)

Unrealized holding gain               -           -            -      69,072             -        69,072

Balance at Dec. 31, 2001      3,000,000   2,033,551   31,466,690     161,400    (5,704,535)   30,957,106

Net Income                            -           -    3,602,101           -             -     3,602,101

Common stock acquired
 through purchase program             -           -            -           -      (999,085)     (999,085)

Cash dividend declared
 $.47 per share                       -           -   (1,265,444)          -             -    (1,265,444)

Stock dividend declared         300,000   5,100,000   (5,400,000)          -             -             -

Unrealized holding gain               -           -            -   1,027,333             -     1,027,333

Balance at Dec. 31, 2002     $3,300,000  $7,133,551  $28,403,347  $1,188,733   $(6,703,620)  $33,322,011

                  See accompanying notes to consolidated financial statements.

                                                 -53-

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
            for the years ended December 31, 2002, 2001, and 2000
                                             2002          2001          2000
Cash flows from operating activities:
Net income                              $ 3,602,101   $ 3,218,526   $ 3,359,274
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
Provision for loan losses                   534,000       380,000       220,000
Depreciation                                553,622       537,716       518,756
Net amortization and accretion of
 investment securities                       70,220        44,281        27,691
Amortization of intangibles                 323,868       171,745        78,888
Net loss (gain) on sale and
 disposal of assets                          95,638        (2,622)       42,580
Changes in:
 Other assets                              (458,246)      627,239       438,146
 Other liabilities                          456,549       505,144       101,222
Net cash provided by operating
 activities                               5,177,752     5,482,029     4,786,557

Investing activities:
Proceeds from maturities of securities
 held to maturity                        14,855,000    14,645,000    11,535,000
Proceeds from maturities of securities
 available for sale                       3,102,297     3,202,282             0
Proceeds from sale of securities
 available for sale                         483,270             0     3,227,093
Purchase of securities held to maturity (17,589,712)   (8,037,615)  (11,814,486)
Purchase of securities available
 for sale                               (16,064,308)   (8,130,631)   (6,014,411)

Net change in other short-term
 investments                               (870,000)      870,000      (365,000)
Net change in loans                      14,843,713       334,685   (13,999,850)
Purchase of premises and equipment         (451,876)     (900,348)   (1,072,443)
Proceeds from sales of other assets       2,028,139       280,162       297,548
Net change in interest-bearing
 deposits with banks                     (2,853,274)    3,867,113     1,603,399
Payment for business acquisition                  0    (1,800,000)      (56,749)
Net cash provided(used) for investing
 activities                              (2,516,751)    4,330,648   (16,659,899)

Financing activities:
Net change in deposits                   (2,977,236)   (6,584,224)   17,412,611
Net change in federal funds purchased
 and securities sold under repurchase
 agreements                                       0             0    (1,500,000)
Net change in short-term borrowings      (2,400,000)   (3,200,000)            0
Increase in long-term borrowings          7,649,741     3,391,511             0
Cash dividends declared                  (1,265,444)   (1,264,949)   (1,340,586)
Payment for common stock                   (999,085)   (1,706,496)   (2,073,550)
Net cash provided(used) for financing
 activities                                   7,976    (9,364,158)   12,498,475

Increase (decrease) in cash and due
 from bank                                2,668,977       448,519       625,133
Cash and due from banks - beginning
 of year                                  9,211,645     8,763,126     8,137,993
Cash and due from banks - end of year   $11,880,622   $ 9,211,645   $ 8,763,126

Cash paid during the year for:
Income taxes                            $ 1,476,671   $ 1,419,337   $ 1,208,354
Interest paid                           $ 4,685,032   $ 8,097,201   $ 7,668,344

NONCASH ITEMS:
Increase in foreclosed properties
 and decrease in loans                  $   254,447   $ 1,669,682   $   360,208
Unrealized gain(loss) on
 securities AFS                         $ 1,027,333   $    69,072   $   626,682

       See accompanying notes to consolidated financial statements.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Southwest Georgia Financial Corporation and Subsidiaries (the "Corporation") conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.

Principles of Consolidation

The consolidated financial statements include the accounts of Southwest Georgia Financial Corporation and its wholly-owned Subsidiaries, Southwest

Georgia Bank (the "Bank") and Empire Financial Services, Inc. (the "Empire"). All significant intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with these evaluations, management obtains independent appraisals for significant properties.

A substantial portion of the Corporation's loans are secured by real estate located primarily in Georgia. Accordingly, the ultimate collection of these loans is susceptible to changes in the real estate market conditions of this market area.

Interest Bearing Deposits in Banks

Interest bearing deposits in banks mature within one year and are carried at cost.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value with unrealized gains and losses reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Long-Lived Assets

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method for buildings and building improvements over the assets estimated useful lives. Equipment and furniture are depreciated using the modified accelerated recovery system method over the assets estimated useful lives for financial reporting and income tax purposes. The following estimated useful lives are used for financial statement purposes:

Land improvements 5 - 31 years Building and improvements 10 - 40 years Machinery and equipment 5 - 10 years Computer equipment 3 - 5 years Office furniture and fixtures 5 - 10 years

Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and betterments are capitalized.

Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Impairment on intangibles is evaluated at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement.

Loans and Allowances for Loan Losses

Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income is credited to income based on the principal amount outstanding at the respective rate of interest except for interest on certain installment loans made on a discount basis which is recognized in a manner that results in a level- yield on the principal outstanding.

Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

Fees on loans and costs incurred in origination of most loans are recognized at the time the loan is placed on the books. Because loan fees are not significant, the results on operations are not materially different from the results which would be obtained by accounting for loan fees and costs as amortized over the term of the loan as an adjustment of the yield.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance is an amount which management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible based on evaluation of the collectibility of loans and prior loss experience. This evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolios, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and review of specific problem loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Foreclosed Assets

Properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Credit Related Financial Instruments

In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Retirement Plans

The Corporation and its subsidiaries have pension plans covering substantially all employees. The Corporation makes annual contributions to the plans in amounts not exceeding the regulatory requirements.

Income Taxes

The Corporation and its subsidiaries file a consolidated income tax return. The subsidiaries provide for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reportable amounts in the financial statements that will result in taxable or deductible amounts in future years.

Recent Accounting Pronouncements

The Corporation adopted FASB Statement No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002. This standard requires, among other things, that goodwill will not be amortized from the effective date of its adoption. Instead, goodwill and other intangibles will be subjected to an annual test for impairment of value. This will not only effect goodwill arising from acquisitions completed after the effective date, but will also effect any unamortized balance of goodwill and other intangible assets.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Corporation considers cash and cash equivalents to include cash on hand, noninterest-bearing deposit amounts due from banks, and highly liquid debt instruments purchased with an original maturity of three months or less.

Trust Department

Trust income is included in the accompanying consolidated financial statements on the cash basis in accordance with established industry practices. Reporting of such fees on the accrual basis would have no material effect on reported income.

Servicing and Origination Fees on Loans

The Corporation from its subsidiary, Empire, recognizes as income in the current period all loan origination and brokerage fees collected on loans originated and closed for investing participants. Loan servicing fees are based on a percentage of loan interest paid by the borrower and recognized over the term of the loan as loan payments are received. Empire does not directly fund any mortgages and acts as a service-oriented broker for participating mortgage lenders. Fees charged for continuing servicing fees are comparable with market rates charged in the industry. Based on these facts, deferred mortgage servicing rights as defined under FASB 65 and FASB 122, are not required to be recognized. Late charges assessed on past due payments are recognized as income by the Corporation when collected.

Advertising Costs

It is the policy of the Corporation to expense advertising costs as they are incurred. The Corporation does not engage in any direct-response, advertising and accordingly has no advertising costs reported as assets on its balance sheet.

2. INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost of securities as shown in the consolidated balance sheets and their estimated fair values at December 31 were as follows:

                                      -57-

Securities Available For Sale:
                     Amortized      Unrealized    Unrealized    Estimated
                       Cost            Gains        Losses      Fair Value
December 31, 2002

Equity
 securities        $ 2,172,807     $    7,000     $    665     $ 2,179,142
State and
  municipal
  securities        12,573,581        737,620            0      13,311,201
Agency
  securities        20,121,853        901,928            0      21,023,781
Mortgage
  backed
  securities         3,385,969        155,228            0       3,541,197

Total              $38,254,210     $1,801,776     $    665     $40,055,321


December 31, 2001

Equity
  securities       $ 1,534,808     $    2,070     $      0     $ 1,536,878
State and
  municipal
  securities        12,571,020         87,415      190,625      12,467,810
Agency
  securities         9,049,149        263,964           51       9,313,062
Mortgage
  backed
  securities         4,512,042         81,772            0       4,593,814

Total              $27,667,019     $  435,221     $190,676     $27,911,564

Securities Held to Maturity:
                     Amortized      Unrealized    Unrealized    Estimated
                       Cost            Gains        Losses      Fair Value
December 31, 2002

U. S. Treasury and U.S. Government Agency
 securities        $59,540,876     $3,015,199     $      0     $62,556,075
State and
 municipal
 securities          5,609,211        327,234            0       5,936,445

Total              $65,150,087     $3,342,433     $      0     $68,492,520

December 31, 2001

U. S. Treasury and U.S. Government Agency
 securities        $55,478,214     $2,314,479     $      0     $57,792,693
State and
 municipal
 securities          4,994,560        232,360            0       5,226,920

Total              $60,472,774     $2,546,839     $      0     $63,019,613

At December 31, 2002 and 2001, securities with a carrying value of $34,394,000 and $27,318,000, respectively were pledged as collateral for public deposits and other purposes as required by law.

There were no investments in obligations of state and municipal subdivisions which exceeded 10 percent of the Corporation's stockholders' equity at December 31, 2002.

The amortized cost and estimated fair value of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

Available for Sale:                Amortized      Estimated
                                     Cost         Fair Value
Amounts maturing in:
 One year or less                $         0     $         0
 After one through five years     16,411,942      17,267,142
 After five through ten years     11,367,314      11,891,544
 After ten years                   4,916,178       5,176,296
Total debt securities            $32,695,434     $34,334,982

Mortgage-backed securities         3,385,969       3,541,197
Equity securities                  2,172,807       2,179,142

Total AFS securities             $38,254,210     $40,055,321

Held to Maturity:                  Amortized      Estimated
                                     Cost         Fair Value
Amounts maturing in:
 One year or less                $12,486,239     $12,749,884
 After one through five years     40,844,330      43,428,160
 After five through ten years      9,759,999      10,190,927
 After ten years                   2,059,519       2,123,549

Total HTM securities             $65,150,087     $68,492,520

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of the Corporation's loan portfolio at December 31, 2002, 2001, and 2000 was as follows:

                        2002             2001             2000
Commercial,
 financial and
 agricultural
 loans             $  9,272,312     $ 11,141,681     $ 16,871,331
Real estate
 mortgage loans      86,451,963      100,453,113       95,958,735
Other loans              40,314           34,895           90,990
Consumer loans       10,222,776        9,979,001       11,091,719
Loans
 outstanding        105,987,365      121,608,690      124,012,775

Unearned
 discount               (54,066)         (59,798)        (123,110)
Allowance for
 loan losses         (1,899,738)      (1,883,171)      (1,795,192)
Net loans          $104,033,561     $119,665,721     $122,094,473

The Corporation's only significant concentration of credit at December 31, 2002, occurs in real estate
                                      -58-
loans which totaled approximately $87 million. However, this amount is not concentrated in any specific segment within the market or geographic area.

At December 31, 2002 and 2001, impaired loans amounted to $468,703 and $605,905, respectively. Included in the allowance for loan losses is $90,579 related to impaired loans at December 31, 2002, and $215,171 related to impaired loans at December 31, 2001. The amounts in the allowance for loan losses for impaired loans were primarily determined using the fair value of the loans' collateral.

For the years ended December 31, 2002 and 2001, the average recorded investment in impaired loans was $537,304 and $1,006,883 respectively. Interest income was recognized for cash payments received on loans while they were impaired of $40,490 for 2002 and $56,099 for 2001.

Loans placed on nonaccrual status amounted to $1,529,158 and $424,408 at December 31, 2002 and 2001, respectively. Past due loans over ninety days at December 31, 2002 and 2001, were $3,551 and $177,216, respectively.

Changes in the allowance for loan losses are as follows:

                            2002           2001           2000
Balance, January 1       $1,883,171     $1,795,192     $1,944,023
Provision charged
 to operations              534,000        380,000        220,000
Loans charged off          (597,783)      (348,470)      (498,917)
Recoveries                   80,350         56,449        130,086
Balance, December 31     $1,899,738     $1,883,171     $1,795,192

4. BANK PREMISES AND EQUIPMENT

The amounts reported as bank premises and equipment are as follows:

                                    2002            2001
Land                            $ 1,239,598     $ 1,239,598
Building                          5,498,445       5,483,308
Furniture and equipment           4,735,758       4,420,961
                                 11,473,801      11,143,867
Less accumulated depreciation    (6,039,686)     (5,607,715)

Total                           $ 5,434,115     $ 5,536,152

Depreciation of premises and equipment was $553,622; $537,716 and $518,756 in 2002, 2001, and 2000, respectively.


5. DEPOSITS

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

                          $ Amount
2003                   $ 89,232,000
2004                      2,933,000
2005                        687,000
2006                        914,000
2007 and thereafter         412,000

Total                  $ 94,178,000

6. SHORT-TERM BORROWINGS

Federal funds purchased generally mature within one to four days. Other borrowed funds consist of Federal Home Loan Bank advances of $2,400,000 with interest at
3.16 percent as of December 31, 2002 and $4,800,000 million with interest at
2.34 percent as of December 31, 2001.

Information concerning federal funds purchased and Federal Home Loan Bank short-term advances are summarized as follows:

                              2002            2001            2000
Average balance during
 the year                 $ 4,708,288     $ 8,323,132     $ 3,397,213
Average interest rate
 during the year                2.49%           5.79%           7.10%
Maximum month-end
 bal. during the year     $ 5,865,000     $13,163,000     $ 9,000,000

                                      -59-

7.  LONG-TERM DEBT

Long-term debt consist of the following:
                                                           December 31,
                                                       2002            2001
Advance from Federal Home Loan Bank with a 4.06% fixed rate of interest maturing
April 2, 2004.                                     $ 5,000,000     $         0

Advance from Federal Home Loan Bank with a 3.16% fixed rate of interest maturing
June 16, 2003.                                               0       2,400,000

Advance from Federal Home Loan Bank with a 4.00% fixed rate of interest maturing
August 6, 2012, (convertible to a variable rate at option of Federal Home Loan
Bank
on August 6, 2007).                                  5,000,000               0

Advance from Federal Home Loan Bank with a 5.21% fixed rate of interest due in annual
installments maturing December 17, 2008.               685,453         800,000

Note payable to First Community Bank of Southwest Georgia with interest based on the prime rate and adjusted quarterly; maturing December 1, 2010. (4.25% as of
December 31,
2002 and 4.75% as of December 31, 2001)                175,799         191,511

Note payable to MIA Company with an 8.00%
fixed rate of interest due in annual
installments maturing January 31, 2005.                180,000               0

Total long-term debt $11,041,252 $ 3,391,511

The advances from Federal Home Loan Bank are collateralized by the pledging of investment securities.



The following are maturities of long-term debt for the next five years.

                       Floating         Fixed
Due in:                  Rate            Rate        $ Amount
2003                  $ 14,073     $   174,242     $   188,315
2004                    15,317       5,174,242       5,189,559
2005                    16,671         174,242         190,913
2006                    18,145         114,242         132,387
2007                    19,748         114,242         133,990
Later Years             91,845       5,114,243       5,206,088

Total long-term debt  $175,799     $10,865,453     $11,041,252

                           8. EMPLOYEE BENEFITS PLAN

Pension Plan

The Corporation has a noncontributory defined benefit pension plan which covers most all employees who have attained the age of 21 years and completed one year of continuous service. The Corporation is providing for the cost of this plan as benefits are accrued based upon actuarial determinations employing the aggregate funding method.

The table of actuarially computed benefit obligations and net assets and the related changes of the Plan at December 31, 2002, 2001, and 2000 is presented below.

                                  2002            2001            2000
Change in Benefit
   Obligation
 Benefit obligation at
  beginning of year           $ 6,316,733     $ 5,198,819     $ 5,129,200
 Service cost                     235,049         329,953         200,673
 Interest cost                    417,378         407,917         356,732
 Actuarial (gain)loss             (91,016)        655,766        (270,894)
 Benefits paid                   (287,349)       (275,722)       (216,892)
 Benefit obligation
  at end of year                6,590,795       6,316,733       5,198,819

Change in Plan Assets
 Fair value of plan assets
  at beginning of year^       $ 5,780,397     $ 5,330,615     $ 4,849,500
 Actual return on plan
  assets                          165,244         375,504         336,003
 Employer contribution            379,990         350,000         362,004
 Benefits paid                   (287,349)       (275,722)       (216,892)
 Fair value of plan
  assets at end
  of year                       6,038,282       5,780,397       5,330,615

Funded Status
 Prepaid (accrued)
  benefit cost                $  (552,513)    $  (536,336)    $   131,796

                                      -60-

At December 31, 2002, the plan assets included cash and cash equivalents,
U. S. Treasury bonds and notes, other government agency securities, and equity securities.

Assumptions used to determine net periodic pension costs as of December 31, 2002, 2001, and 2000, respectively were:

                              2002        2001        2000
    Weighted-Average
    Assumptions As of
      December 31

Discount rate                 6.75%       7.25%       7.25%
Expected return on plan
 assets                       7.25%       7.25%       7.25%
Rate of compensation
 increase                     5.00%       5.00%       5.00%


   Components of Net
 Periodic Benefit Cost

Service cost               $235,049    $329,953    $200,673
Interest cost               417,378     407,917     356,732
Expected return on plan
 assets                    (419,663)   (378,603)   (336,003)

Net periodic benefit
 cost                      $232,764    $359,267    $221,402

Employee Stock Ownership Plan

The Corporation has a nondiscriminatory Employee Stock Ownership Plan and Trust to be administered by a trustee. The plan was established to purchase and hold Southwest Georgia Financial Corporation stock for all eligible employees. Contributions to the plan are made solely by the Corporation and are at the discretion of the Board of Directors. The contributions were $390,605 in 2002, $276,334 in 2001, and $234,921 in 2000.

Directors Deferred Compensation Plan

The Corporation has a voluntary deferred compensation plan for the Board of Directors administered by an insurance company. The plan stipulates that if a director participates in the Plan for four years, the Corporation will pay the Director future monthly income for ten years beginning at normal retirement age, and the Corporation will make specified monthly payments to the Director's beneficiaries in the event of his or her death prior to the completion of such payments. The plan is funded by actual life insurance policies with the Corporation as the named beneficiary.

Deferred Compensation Agreement

The Corporation has entered into an employment agreement with an executive officer of Empire as of January 1, 2002. Under this employee agreement the executive officer shall be credited with Deferred Compensation for his service and covenants in the amount of $200,000 on December 31, 2002 and $200,000 on each of the four December 31sts thereafter. The executive officer has irrevocably elected to waive participation in the Pension and Employee Stock Ownership Plans.

Directors and Executive Officers Stock Purchase Plan

The Corporation has adopted a stock purchase plan for the executive officers and directors of Southwest Georgia Financial Corporation. The stock offering is exempt under the Securities Act of 1933 Regulation D and additionally exempt under Georgia law.

Under the plan, participants may elect to contribute up to $500 monthly of salary or directors' fees and receive corporate common stock with an aggregate value of 1.5 times their contribution. The expense incurred during 2002, 2001, and 2000 on the part of the Corporation totaled $52,283, $48,625, and $46,225, respectively.

Stock Option Plan

Effective March 19, 1997, the Corporation established a Key Individual Stock Option Plan ("Plan") which provides for the issuance of options to key employees and directors of the Corporation. In April 1997, the Plan was approved by the Corporation's shareholders, and it will be effective for ten years. A maximum of 150,000 shares of common stock have been authorized for issuance with respect to options granted under the Plan. The Plan provides for the grant of incentive stock options and nonqualified stock options to key employees of the Corporation. The Plan is administered by the Personnel Committee of the Board of Directors.

In 2002, 2001 and 2000, the Corporation granted 4,400; 8,250; and 9,900 stock options, respectively, to its key employees and directors. Under the Plan, the exercise price of each option equals the market price of the Corporation's stock on the grant date for a term of ten years. All of these options are fully vested.

The fair value of each option grant is estimated on the grant date using an option-pricing model with the following weighted-average assumptions: dividend yield of 3.2 percent for 2002, 3.3 percent for 2001, and 3.3 percent in 2000, risk-free interest rate of 1.7 percent for 2002, 3.3 percent for 2001, and 6.4 percent for 2000, expected lives of 5 years for the options, and a volatility rate of 24 percent for 2002, 25 percent for 2001, and 27 percent for 2000.

A summary of the status of the Corporation's Plan as of December 31, 2002, 2001 and 2000, and the changes during the year is presented below:

                                   No. of Shares    Average Price
Outstanding at Dec. 31, 1999          110,000         $ 21.60
Granted                                 9,900           14.36
Expired                                (9,900)          18.57
Outstanding at Dec. 31, 2000          110,000           21.22
Granted                                 8,250           14.25
Expired                                  (550)          14.44
Outstanding at Dec. 31, 2001          117,700           20.76
Granted                                 4,400           15.00
Expired                                  (550)          23.18
Outstanding at Dec. 31, 2002          121,550           20.54

The number of shares and average price of options exercisable at December 31, 2002, 2001, and 2000 were 121,550; 112,200; and 103,400; and at $20.54, $21.07, and $21.65, respectively. The average fair value of options granted during 2002, 2001, and 2000 was $2.37, $2.89, and $3.98.

The following tables summarize information about fixed stock options outstanding at December 31, 2002.

                        Outstanding Options

                                     Weighted-
                                      Average            Weighted
                    Number           Remaining           Average
 Exercise        Outstanding        Contractual          Exercise
Price Range      At 12/31/02            Life              Price
$13 to $14           3,850           8.1 Years           $ 13.70
$14 to $15          13,750           7.8 Years             14.37
$15 to $23          21,450           7.8 Years             15.58
$23 to $24          82,500           5.4 Years             23.18

$13 to $24         121,550

               Exercisable Options

                                       Weighted
                    Number             Average
 Exercise         Exercisable          Exercise
Price Range       At 12/31/02            Plan
$13 to $14            3,850            $13.70
$14 to $15           13,750             14.37
$15 to $23           21,450             15.58
$23 to $24           82,500             23.18

$13 to $24          121,550            $20.54

If the Corporation had used the fair value based method of accounting for its Plan, as prescribed by Statement of Financial Accounting Standard No. 123, compensation cost in net income would have increased by $5,000 in 2002, $23,000 in 2001 and $13,000 in 2000. Net income would have been $3,597,000 or $1.37 per share in 2002; $3,205,000 or $1.19 per share in 2001; and $3,351,000 or $1.17 per share in 2000. These options had no effect on diluted earnings per share for these periods.

Dividend Reinvestment and Share Purchase Plan

In 1997, the Corporation's Board of Directors approved a dividend reinvestment and share purchase plan. Also, the Board amended this plan on September 16, 1998. The purpose of the plan is to provide shareholders of record of the Corporation's common stock, who elect to participate in the Plan, with a simple and convenient method of investing cash dividends and voluntary cash contributions in shares of the common stock without payment of any brokerage commissions or other charges. Eligible participants may purchase common stock through automatic reinvestment of common stock dividends on all or partial shares and make additional voluntary cash payments of not less than $5 nor more than $5,000 per month. The participant's price of common stock purchased with dividends or voluntary cash payments will be the average price of all shares purchased in the open market, or if issued from unissued shares or treasury stock the price will be the average of the high and low sales prices of the stock on the American Stock Exchange on the dividend payable date. During the years ended December 31, 2002, 2001, and 2000, 11,016;

13,617; and 14,219 shares were issued through the plan at an average of $18.05, $15.65, and $15.16 per share, respectively.

9. INCOME TAXES

Components of income tax expense for 2002, 2001, and 2000 are as follows:

                                2002           2001           2000
Current Payable             $1,406,412     $1,295,197     $1,097,400
Deferred taxes (benefit)        62,900         13,400        (20,200)

Total income taxes          $1,469,312     $1,308,597     $1,077,200

The reasons for the difference between the federal income taxes in the consolidated statements of income and the amount computed by the applying the combine statutory federal and state income tax rate to income taxes are as follows:

                                2002           2001           2000
Taxes at statutory
 income tax rate            $2,028,565     $1,810,849     $1,774,590
Reductions in taxes
 resulting from
 exempt income                (264,193)      (246,380)      (255,229)
Other timing
 differences                  (295,060)      (255,872)      (442,161)

Total income taxes          $1,469,312     $1,308,597     $1,077,200

The sources of timing differences for tax reporting purposes and the related deferred taxes recognized in 2002, 2001, and 2000 are summarized as follows:

                                 2002         2001         2000
Accretion of discount
 (net of maturities)          $ 32,800     $ 32,800     $ 25,300
Nonqualified retirement
 plan contribution              (1,700)     (10,900)     (10,100)
Gain on disposition of
 discounted bonds              (12,500)      (8,500)     (35,400)
Book and Tax
 depreciation difference        44,300            0            0

Total deferred taxes          $ 62,900     $ 13,400     $(20,200)

                                              December 31,
                                           2002          2001

Deferred tax liabilities:
 Accretion on securities               $  76,800     $  56,500
 Depreciation on fixed assets             51,849         7,549
 Unrealized gain on securities
  available for sale                     612,378        83,146
                                         741,027       147,195
Deferred tax assets:
 Deferred compensation                    75,600        73,900
                                          75,600        73,900

Net deferred tax liabilities           $ 665,427     $  73,295



10. RELATED PARTY TRANSACTIONS

The Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation presently holds 406,919 shares of the Corporation's stock of which 15,147 shares have been pledged.

In the normal course of business, the Corporation's banking subsidiary has made loans at prevailing interest rates and terms to directors and executive officers of the Corporation and its subsidiary, and to their affiliates. The aggregate indebtedness to the Bank of these related parties approximated $1,771,000 and $1,891,000 at December 31, 2002 and 2001, respectively. During 2002, approximately $3,160,000 of such loans was made, and repayments totaled approximately $3,280,000. None of these above mentioned loans were restructured, nor were any related party loans charged off during 2002.


11. COMMITMENTS, CONTINGENT LIABILITIES, AND FINANCIAL INSTRUMENTS WITH OFF BALANCE-SHEET RISK

In the normal course of business, various claims and lawsuits may arise against the Corporation. Management, after reviewing with counsel all actions and proceedings, considers that the aggregate liability or loss, if any, resulting there from will not be material.

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own risk exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit in the form of loans or through letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of the instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are satisfied. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by a customer.

Standby letters of credit and financial guarantees are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are generally terminated through the performance of a specified condition or through the lapse of time.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual or notional amounts of these instruments. As these off-balance-sheet financial instruments have essentially the same credit risk involved in extending loans, the Corporation generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on- balance-sheet instruments. Since many of the commitments to extend credit and standby letters of credit are expected to expire without being drawn upon, the contractual or notional amounts do not represent future cash requirements.

The contractual or notional amounts of financial instruments having credit risk in excess of that reported in the Consolidated Balance Sheets are as follows:

                                   Dec. 31, 2002 Dec. 31, 2001
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit        $ 19,550,000     $ 13,245,000
Standby letters of credit and
 financial guarantees               $    104,000     $     61,000


12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following information and tables present the carrying amounts and fair values of the Corporation's financial instruments at December 31, 2002 and 2001. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. Those techniques can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Cash and Short-Term Investments

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Investment Securities

For U. S. Government and U. S. Government Agency securities, fair values are based on market prices or dealer quotes. For other investment securities, fair value equals quoted market price if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities as the basis for a pricing matrix.

Loans

For all homogenous categories of loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at December 31, 2002. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings and Securities Sold Under Repurchase Agreements

For those short-term borrowings, the carrying amount is a reasonable estimate of fair value. The fair value of securities sold under repurchase agreements is estimated by discounting the future cash flow using the rates currently offered for securities sold under repurchase agreements of similar remaining maturities.

Long-Term Debt

Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, and the present credit worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter parties.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Those estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The carrying amount and estimated fair values of the Corporation's financial instruments are as follows:

                                   December 31, 2002       December 31, 2001

                                 Carrying                 Carrying
                                  Amount     Fair Value    Amount   Fair Value
                                (Thousands of Dollars)   (Thousands of Dollars)
Financial assets:
 Cash                              $ 11,881  $ 11,881     $  9,212  $  9,212
 Securities available for sale       40,055    40,055       27,912    27,912
 Securities held to maturity         65,150    68,493       60,473    63,020
 Short-term investments               5,996     5,996        2,273     2,273
 Loans                              105,933   107,074      121,549   121,912
 Less:  allowance for loan losses     1,900     1,900        1,883     1,883
Financial liabilities:
 Deposits                           189,923   190,643      192,901   193,965
 Short-term borrowings                2,400     2,416        4,800     4,800
 Long-term debt                      11,041    11,363        3,392     3,378
Unrecognized financial
 instruments:
 Commitments to extend credit        19,550    19,550       13,425    13,425
 Standby letters of credit              104       104           61        61

                                      -65-
13. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expense in excess of one percent of gross revenue for the respective periods are as follows:

                               Years Ended December 31
                           2002         2001         2000
Advertising &
 Promotion               $226,747     $263,466     $212,053
Foreclosed Assets
 Expenses, Net           $405,919     $614,406     $408,727

14.STOCKHOLDER'S EQUITY/REGULATORY MATTERS

Dividends paid by the Bank subsidiary are the primary source of funds available to the parent company for payment of dividends to its shareholders and other needs. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. At December 31, 2002, approximately $1,730,000 of the Bank's net assets were available for payment of dividends without prior approval from the regulatory authorities.

The Federal Reserve Board requires that banks maintain reserves based on their average deposits in the form of vault cash and average deposit balances at the Federal Reserve Banks. For the year ended December 31, 2002, the Bank's reserve requirements averaged approximately $2,579,000.

Banking regulatory agencies have approved guidelines to implement a risk- based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These guidelines define capital as either Core (Tier One) capital or Supplementary (Tier Two) capital. Tier One capital consists primarily of tangible common stockholders' equity while Tier Two capital is comprised of certain debt instruments and a portion of the reserve for loan losses. Risk-based capital regulations required banks to maintain an eight percent total risk- based capital ratio of which four percent must consist primarily of tangible common stockholders' equity (Tier One capital). The Corporation's ratios under these rules at December 31, 2002 and 2001 are set forth in the following table. The Corporation's leverage ratio at December 31, 2002 was 13.36 percent.

As a result of regulatory limitations at December 31, 2002, approximately $28,981,000 of the parent company's investment in net assets of the subsidiary bank of $30,711,000, as shown in the accompanying condensed balance sheets, was restricted from transfer by the subsidiary bank to the parent company in the form of cash dividends.

On September 25, 2002, the Corporation declared a 10 percent stock dividend payable to shareholders of record on October 7, 2002. Share and per share data for all periods presented have been retroactively restated to reflect the additional shares outstanding resulting from the stock dividend.

                                      -66-

                                                                          To Be Well
                                                                       Capitalized Under
                                                    For Capital        Prompt Corrective
                                  Actual         Adequacy Purposes     Action Provisions

                             Amount     Ratio     Amount     Ratio     Amount       Ratio
As of December 31, 2002:
Total capital (to risk-
 weighted assets)         $33,181,026  26.14%  $10,152,656 >= 8.00%  $12,690,820 >= 10.00%
Tier I Capital (to risk-
 weighted assets)         $31,590,805  24.89%  $ 5,076,328 >= 4.00%  $ 7,614,492 >=  6.00%
Tier I Capital (to
 average assets)          $31,590,805  13.36%  $ 7,091,076 >= 3.00%  $11,818,460 >=  5.00%


As of December 31, 2001:
Total capital (to risk-
 weighted assets)         $29,811,163  21.96%  $10,861,692 >= 8.00%  $13,577,116 >= 10.00%
Tier I Capital (to risk-
 weighted assets)         $28,111,727  20.71%  $ 5,430,846 >= 4.00%  $ 8,146,270 >=  6.00%
Tier I Capital (to
 average assets)          $28,111,727  11.75%  $ 7,179,971 >= 3.00%  $11,966,618 >=  5.00%

15. CONDENSED FINANCIAL INFORMATION OF SOUTHWEST GEORGIA FINANCIAL CORPORATION PARENT COMPANY ONLY


                      Condensed Balance Sheets
                  as of December 31, 2002 and 2001
                       (Thousands of Dollars)

                                                   2002         2001
ASSETS

Cash                                           $   1,965    $   1,217
Investment in consolidated wholly-owned bank
 subsidiary, at equity                            30,711       28,221
Investment securities available for sale              12          376
Loans                                                220          717
Other assets                                         724          689

Total assets                                   $  33,632    $  31,220


LIABILITIES AND STOCKHOLDERS' EQUITY

Dividends payable                              $     337    $     313
Other liabilities                                    (27)         (50)

Total liabilities                                    310          263

Stockholders' equity:
Common stock, $1 par value; authorized
 5,000,000 Shares; issued 3,300,000 shares         3,300        3,000
Capital surplus                                    7,134        2,034
Retained earnings                                 29,592       31,628
Treasury stock, 711,705 for 2002 and
 651,648 shares for 2001                          (6,704)      (5,705)

Total stockholders' equity                        33,322       30,957

Total liabilities and stockholders' equity     $  33,632    $  31,220

                                -68-

15. Condensed Financial Information of Southwest Georgia Financial Corporation Parent Company Only, Continued


         Condensed Statements Of Income and Expense for the years ended
                        December 31, 2002, 2001, and 2000
                             (Thousands of Dollars)
                                                2002        2001        2000
Income:
Dividend received from bank subsidiary        $ 2,000     $ 2,000     $ 2,000
Interest on loan                                   34          50          72
Gain on sale of equity securities                 121           0           0
Other                                              62          79         163

Total income                                    2,217       2,129       2,235

Expenses:
Other                                             103          69          77

Income before income taxes and equity in
 undistributed income of bank subsidiary        2,114       2,060       2,158

Income tax expense - allocated from
 consolidated return                              (27)        (51)         56

Income before equity in undistributed
 income of subsidiary                           2,141       2,111       2,102

Equity in undistributed income of subsidiary    1,461       1,108       1,257

Net income                                      3,602       3,219       3,359

Retained earnings - beginning of year          31,628      29,605      26,960

Stock dividend declared                        (5,400)          0           0

Net unrealized gains (losses) on available
 for sale securities                            1,027          69         627

Cash dividend declared                         (1,265)     (1,265)     (1,341)

Retained earnings - end of year               $29,592     $31,628     $29,605

                                      -69-

15. Condensed Financial Information of Southwest Georgia Financial Corporation Parent Company Only, Continued

             Condensed Statements Of Cash Flows for the years ended
                        December 31, 2002, 2001, and 2000
                             (Thousands of Dollars)

                                                 2002        2001        2000
Operating activities:
Net income                                    $  3,602    $  3,219    $  3,359
Adjustments to reconcile net income to net
 Cash provided by operating activities:
 Equity in undistributed earnings of
  subsidiary                                    (1,461)     (1,108)     (1,257)
 Gain on sale of equity securities                (121)          0           0
 Changes in:
  Other assets                                     (34)         (6)        (14)
  Other liabilities                                 46        (121)        (21)

Net cash provided of operating activities        2,032       1,984       2,067

Investing activities:
Sale of available for sale securities              483           0           0
Net change in loans                                497        (219)        201

Net cash provided (used) for investing
 activities                                        980        (219)        201

Financing activities:
Dividend declared to stockholders               (1,265)     (1,265)     (1,341)
Purchase of treasury stock                        (999)     (1,706)     (2,074)

Net cash provided (used) for financing
 activities                                     (2,264)     (2,971)     (3,415)

Increase (decrease) in cash                        748      (1,206)     (1,147)

Cash - beginning of year                         1,217       2,423       3,570

Cash - end of year                            $  1,965    $  1,217    $  2,423

                                      -70-


16. BUSINESS CONSOLIDATION

In December of 2001, the Bank, acquired the remaining 50 percent of the common stock of Empire from First Community Bank of Southwest Georgia, a subsidiary of PAB Bancshares, Inc. The bank acquired 50 percent of the common stock of Empire in May 1997 and owned the firm jointly until the fourth quarter 2001. Empire is a commercial mortgage banking firm located in Milledgeville, Georgia. Due to acquiring 100 percent of Empire stock, the Corporation changed its method of accounting for Empire. The stock investment in Empire was accounted for by using the cost method prior to the full acquisition. This acquisition was accounted for as a purchase and was consolidated into the Corporation's financial statements. Empire's income from mortgage banking services were $2,970,000 and $2,423,000 and it's operating expenses were $1,744,000 and $1,324,000 for years 2002 and 2001, respectively. Empire's net earnings after taxes contributed $766,000 to the Corporation's 2002 net earnings compared with $637,000 in 2001 and $485,000 in 2000. The financial information related to this acquisition was not considered material to the historical results of the Corporation, and accordingly the Corporation's 2000 financial statements were not restated.

Effective January 11, 2000, the Corporation acquired Dillard Insurance Agency located in Moultrie, Georgia. In May 2000, the Corporation acquired Harrell Insurance Agency in Camilla, Georgia. These agencies were merged into Southwest Georgia Insurance Services, Inc. Also, in August 2000, Southwest Georgia Insurance Services, Inc., the insurance subsidiary of the Bank was merged into Southwest Georgia Bank's operations. Effective February 8, 2000, the Corporation acquired Financial Planning Concepts, Inc., a personal financial planning and investment services firm located in Moultrie, Georgia. This firm was merged into the Trust and Investment Division of the Bank. All of the above acquisitions were accounted for as a purchase and financial information related to these acquisitions were not considered material to the results of the Corporation.


17. EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common shares outstanding during the year.

                                      Year Ended December 31, 2002
                                                    Weighted      Per
                                                    Average      Share
                                     Income          Shares      Amount
Basic earnings per share:
 Net income                       $ 3,602,101      2,619,559     $ 1.37
Diluted earnings per share:
 Net income                       $ 3,602,101      2,623,476     $ 1.37




                                      Year Ended December 31, 2001
                                                    Weighted      Per
                                                    Average      Share
                                     Income          Shares      Amount
Basic earnings per share:
 Net income                       $ 3,218,526      2,690,135     $ 1.20
Diluted earnings per share:
 Net income                       $ 3,218,526      2,690,807     $ 1.20

                                      Year Ended December 31, 2000
                                                    Weighted      Per
                                                    Average      Share
                                     Income          Shares      Amount
Basic earnings per share:
 Net income                       $ 3,359,274      2,851,957     $ 1.18
Diluted earnings per share:
 Net income                       $ 3,359,274      2,851,957     $ 1.18

Options to purchase 121,550 shares of common stock at a weighted average price of $20.54 per share were outstanding as of December 31, 2002. If option holders were to exercise their options, only 3,917 shares must be issued to satisfy them in year 2002. This small number of additional shares included in the computation of diluted earnings per share had no effect on earnings per share.

                                                                   EXHIBIT 10.11

                          EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated and effective as of January 1, 2002 ("Effective Date"), by and between Empire Financial Services, Inc., a Georgia corporation (the "Company"), and J. David Dyer, Jr., whose mailing address is 3738 Sussex Drive, Milledgeville, Georgia, 31061 (the
"Executive").

The Company and the Executive are parties to a prior Employment Agreement, dated and effective as of January 1, 1997, which Employment Agreement was amended and restated, effective as of December 1, 2000 ("Prior Employment Agreement"). The Company and the Executive desire to supersede and replace the Prior Employment Agreement in its entirety with this Agreement, effective as of the Effective Date. The Company now desires to employ the Executive, and the Executive is willing to be employed by the Company, on the terms and conditions set forth in this Agreement.

Accordingly, in consideration of the premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement. The Executive represents and warrants that he is not a signatory to, or otherwise bound by, any agreement that would prevent or materially impair his ability to accept and perform the employment duties contemplated by this Agreement.


2. Term. The term of employment (the "Term") shall commence on January 1, 2002 (the "Effective Date") and shall end on December 31, 2006, unless sooner terminated as hereinafter provided. Each calendar year during the Term ending December 31 is sometimes referred to herein as a "Contract Year."


3.  Duties, Authority, Status and Responsibilities.  During the first three
(3) Contract Years of the Term (i.e., through December 31, 2004), the Executive (i) shall serve in the capacity as President and Chief Executive Officer and shall have the duties and responsibilities consistent therewith as may be determined from time to time by the Board of Directors of the Company, and (ii) shall devote his full time and best efforts during normal business hours to the business and affairs of the Company, except for vacations, illness or as otherwise agreed to by the Board of Directors and the Executive. Commencing on January 1, 2005 (or such other date as the parties may agree upon) and through the end of the Term, the Executive shall, in consultation with the Board of Directors, assist in the hiring, development and training of an individual to perform his duties and responsibilities. During the period commencing January 1, 2005, the Executive and the Board of Directors will mutually agree upon a reduced work schedule for Executive and a transfer of certain responsibilities to his successor or to other employees. When Executive commences working a reduced schedule, his Base Salary and Incentive Compensation under Section 5 shall be proportionately reduced to reflect his reduced work schedule. During the Term, the Executive will be a member of the Board of Directors of the Company and he agrees to serve in such capacity without additional compensation during the Term.

4. Place of Performance. The Executive shall be based and shall perform his duties at the offices of the Company in Milledgeville, Georgia, except for reasonable travel as the performance of the Executive's duties may require.

5.  Compensation.
(a) Base Salary. During the Term, the Executive shall receive from the Company an annual base salary to be determined and revised from time to time for possible increase by the Board of Directors (as in effect from time to time, "Base Salary"). The Base Salary shall not be decreased during the Term. The initial Base Salary is $230,129. The Base Salary shall be payable in regular installments in accordance with the customary payroll practices of the Company.

(b) Incentive Compensation. In addition to the Base Salary, with respect to each fiscal year of the Company during the Term, the Executive shall be eligible to earn incentive or bonus compensation (the "Bonus") in accordance with such bonus plan as may be established by the Board of Directors for the fiscal year. Unless the parties otherwise agree, the Bonus for the Executive for each fiscal year shall be 15% of the Total Net Income Before Taxes and staff bonuses but after the first $500,000 of Total Net Income Before Taxes, all determined on an annual basis. The
Bonus will be payable in quarterly draws of up to 80% of that quarter's
Bonus with a "settling up" adjustment made as soon as practical after fiscal year end. The first $500,000 of Total Net Income Before Taxes would be prorated equally over the four calendar quarters of each fiscal year. If Net Income Before Taxes does not equal at least $125,000 in a given calendar quarter, the deficiency shall be carried over to successive quarters until $500,000 in Net Profit Before Taxes is achieved for the fiscal year.

(c) Deferred Compensation. As additional consideration for the Executive's service and covenants herein, the Company shall pay the Executive an amount of other compensation ("Deferred Compensation") which shall be determined and shall be payable in accordance with the provisions of this subsection (c). Such payment (if any) shall be made no later than ninety (90) days after a Termination Event. A Termination Event for purposes of this Agreement shall mean the Executive's termination of employment by reason of death, disability, or other termination of employment by the Company or by Executive, or the expiration of the Term.

  (i) The Deferred Compensation payable to the Executive shall be credited to an account ("Deferred Compensation Account") established by the Company on its books, as follows: $200,000 on December 31, 2002, and $200,000 on each of the four (4) December 31sts thereafter, through and including December 31, 2006 (subject to reduction as provided in Section 3). The Company will establish deemed investment options in which the amounts credited to the Executive's Deferred Compensation Account will be deemed to be invested based upon the Executive's investment elections, which investment options will reflect those customarily offered by this type of plan. The Company will periodically increase or decrease the Executive's Deferred Compensation Account to reflect the amount by which the Deferred Compensation Account would have increased or decreased if it had been invested in the investment options selected by the Executive. The amount credited to the Executive's Deferred Compensation Account on any date, including the date of a Termination Event, shall reflect the adjustments for investment in the deemed investment options.

  (ii) Subject to applicable tax rules, the Company intends to establish a grantor trust to which it will contribute the amounts credited to the Executive pursuant to subsection (i) above. The trust may (but is not required to) acquire investments to reflect the deemed investment options offered to the Executive pursuant to subsection (i) above. The establishment of the trust shall not affect the status of the Deferred Compensation Account as an unfunded arrangement.

  (iii) The amount of the Deferred Compensation Account payable to the Executive shall be determined as follows:

   (A) In the event the Executive remains employed until the end of the Term (whether or not he terminates employment at the end of the Term) or if Executive elects to terminate his employment prior to the end of the Term, the Executive will be paid in a lump sum the full amount credited to the Deferred Compensation Account on the date of the Termination Event.

   (B) In the event the Executive is terminated by the Company without Cause prior to the end of the Term or Executive dies or incurs a Disability prior to the end of the Term, the Executive will be paid in a lump sum the full amount credited to the Deferred Compensation Account as of the date of the Termination Event, plus the amount of the additional annual credits pursuant to subsection (i) above that have not yet been made.

   (C) In the event Executive is terminated by the Company for Cause prior to the end of the Term, the Executive will be paid in a lump sum the amount credited to the Deferred Compensation Account on the date of the Termination Event.

  (iv) For purposes of this Agreement, the term "Cause" shall mean (i) a determination by the Board of Directors that the Executive has failed to follow any of the Company's lawful policies or directives made to the Executive by the Board of Directors or to perform his duties under this Agreement and, if such breach is curable as determined by the Board of Directors in good faith, the failure of the Executive to cure such failure within 10 days of receiving written notice thereof from the Company; (ii) the conviction of, or plea of guilty or nolo contendre by the Executive to, a charge of any crime involving moral turpitude or a felony; (iii) an act of wilful misconduct, fraud or personal dishonesty, by the Executive involving the assets of the Company; (iv) the bankruptcy or an assignment for the benefit of creditors by the Executive; or (v) refusal or failure to furnish information concerning the Company's affairs as requested by the Board of Directors within 10 days after notice of such request for information is given to the Executive.

  (v) For purposes of this Agreement, "Disability" shall mean Executive's inability, as a result of physical or mental incapacity resulting from an injury or illness, to substantially perform his duties under this

Agreement for a period of at least six (6) continuous months and which appears to be permanent or indefinite. The determination of Disability shall be made by the Board of Directors based upon the information provided to, or developed by, the Board.

6. Expenses. During the Term, the Executive shall be entitled to receive from the Company prompt reimbursement for all reasonable travel and business expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors from time to time for the Company's executive officers) in performing services hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require.


7.  Employee Benefits.
(a) General. The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company now or hereafter made available to employees of the Company, as such plans, programs and arrangements may be in effect from time to time, provided that, effective as of the Effective Date, Executive has irrevocably elected to waive participation in the Southwest Georgia Financial Corporation Employee
Stock Ownership Plan and the Pension Plan. Without limiting the forgoing, during the Term, the Executive shall be entitled to and shall have paid sick leave of not more than thirty days during each Contract Year. The
Board of Directors shall determine, from time to time, the extent to which the Executive shall have the right to participate in other bonus, incentive compensation, stock option or stock purchase plans. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company to the maximum extent permitted by law and the certificate of incorporation and by-laws of the Company, except in cases where such performance constitutes fraud, gross negligence, criminal conduct or a violation of any law, governmental regulation or course of dealing generally accepted in the industry. The Company shall maintain in full force and effect directors' and officers' liability insurance unless the Board of Directors of the Company determines that the cost of such insurance is not commercially reasonable when weighted against the nature of the coverage available.

(b) Vacations. The Executive shall be entitled to annual vacation in accordance with the Company's vacation policies in effect from time to time for executives of the Company. Vacations shall not be taken in a manner which will unreasonably interfere with the Executive's duties hereunder. The Executive shall also be entitled to all paid holidays given by the Company to its employees.

8. Termination. The Executive's employment hereunder may be terminated at any time by the Company (whether with or without Cause) or by the Executive. Upon such termination, the Executive shall receive no further compensation from the Company pursuant to this Agreement, except any accrued and unpaid Base Salary, any Bonus Amounts from previous fiscal years which have been earned and are payable but which have not yet been paid, any unpaid vacation pay, and any Deferred Compensation (determined in accordance with Section 5(c)). Any termination of the Executive's employment by the Company or by Executive shall be communicated by a written notice of termination (the "Notice of Termination") to the other party in accordance with Section 9. For purposes of this Agreement, the "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of this death, (ii) if the Executive's employment is terminated because of Disability, 30 days after delivery to the Executive of the Notice of Termination (provided, that the Executive shall not have returned to the satisfactory performance of his duties during such 30-day period), (iii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, and
(iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is delivered.

9. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally,
(b) on the business day following the day such notice or other communication is sent by recognized overnight courier, (c) on acknowledgment of the receipt of a facsimile of such notice or other communication, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for notices to the Executive shall be as set forth in page 1 hereof and to the Company shall be at 121 Executive Parkway, Milledgeville, Georgia, 31061, to the attention of the Chairman of the Board of Directors, with a copy to Southwest Georgia Financial Corporation, 201 First Street, S.E., Moultrie, Georgia, 31768, to the attention of the President.

10. Covenant Not to Compete and Confidentiality. The Executive acknowledges that the Company is engaged in the business of originating, servicing, selling, and brokering commercial and mortgage loans (the "Company
Business") in Georgia and the states contiguous thereto, and his work for the Company has given him and may continue to give him access to trade secrets of, and confidential information concerning, the Company.
Accordingly, the Executive covenants and agrees as follows:

(a) During the Term and for a period of two years (the "Restricted Period") following the earlier of (x) the expiration of the Term and (y) the date the Executive ceases to be employed by the Company, the Executive will not, in the State of Georgia or in the states adjacent thereto, directly or indirectly, (i) engage in the Company Business for Executive's own account, (ii) engage in the Company Business as an employee, consultant or commissioned agent on the behalf of any person or entity engaged in any business that competes with the Company Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that competes with the Company Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with a business relationship (whether formed before or after the date of this Agreement) between the Company or any shareholder of the Company and its subsidiaries that are engaged in a business similar to the Company Business (the "Company Affiliates") and customers of the Company or the Company Affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any entity engaged in the Company Business if the Executive (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(c) During the Term of the Executive's employment hereunder and thereafter the Executive will keep secret and retain in strict confidence and will not use for the benefit of himself or others except in connection with the business and affairs of the Company and the Company Affiliates, all confidential matters relating to the Company Business or to the Company or the Company Affiliates which are unique to the Company Business, the Company or the Company Affiliates, as the case may be, including "know-how", financial information, trade secrets, customer lists, pricing policies, marketing plans or strategies and other business affairs relating to the Company Business or to the Company or the Company Affiliates that are unique to the Company Business, the Company or the Company Affiliates, as the case may be, and that are learned by the Executive whether before or after the date of this Agreement, and will not disclose them to anyone outside of the Company and the Company Affiliates, whether during or after employment by the Company, except (i) as required in the course of performing his duties for the Company, (ii) with the Company's express written consent or (iii) to the extent any such confidential matter must be disclosed by the Executive pursuant to law and the Executive's disclosure is limited to that which is required by law, upon 10 days prior written notice to the Company.

(d) All memoranda, notes, lists, records and other documents or papers (and all copies hereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive concerning the Company Business or the business of the Company, are and will be the Company's property and will be delivered to the Company promptly upon the termination of the Executive' employment with the Company.

(e) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates.

(f) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

(g) If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 10 (the "Restrictive Covenants"), the Company will have the following rights and remedies, each of which will be independent of the others and severally enforceable, and all of which will be in addition to and not in lieu of, any other rights and remedies available to the Company under law or in equity:

  (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction; provided that the

Executive acknowledges and agrees that, solely for purposes of the Company obtaining or attempting to obtain any such equitable relief, the Executive will not challenge an assertion by the Company that any such breach or threatened breach will cause irreparable injury to the Company, nor will it be asserted as a defense to any such attempt to obtain equitable relief that money damages will provide an adequate remedy to the Company.

  (ii) The right and remedy to require the Executive to account for and pay over to the Company, all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as a result of any transactions constituting a breach or threatened breach of any of the Restrictive Covenants, and the Executive will account for and pay over such Benefits to the Company, as the case may be.

  (iii) The right and remedy to require the Executive to account for and pay over to the Company the amount paid to the Executive from the Deferred Compensation Account.

(h) The Executive acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.
If any court determines that any of the Restrictive Covenants, or any part hereof, are invalid or unenforceable, the remainder of the Restrictive Covenants will not be affected thereby and will be given full effect, without regard to the invalid portions.

(i) If any court determines that any of the Restrictive Covenants, or any part hereof, is unenforceable because of the duration or geographic scope of any such provision, such court will have the power to modify the duration or scope of such provision, as the case may be, and, in its modified form, such provision will then be enforceable.

(j) The Restrictive Covenants may be enforced by the courts of any jurisdiction within the geographical scope of such covenants or any other such court that may properly exercise jurisdiction as long as any such court has jurisdiction over the Executive. If any of such courts hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants or otherwise (as long as such courts have jurisdiction over the Executive) as to breaches of such covenants in such other jurisdiction, such covenants as they relate to each jurisdiction being, for this purpose, severable into distinct and independent covenants.

11. Representations and Warranties. The Executive hereby represents and warrants to the Company that:

(a) The Executive has not, at any time, been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law where such judgment has not subsequently been reversed, suspended or vacated.

(b)  During the past five years, no petition under the Bankruptcy Code Title

11, U.S. C. or any state insolvency law has been filed by or against, nor has any receiver or similar officer been appointed by a court for the business or property of, (i) the Executive, (ii) any partnership in which the Executive was a general partner at or within two years before the time of such filing, or (iii) any corporation or business association of which the Executive was an executive officer or director at or within two years before the time of such filing.

(c) Except as set forth on Schedule A attached hereto, the Executive does not, and no member of Executive's Family (as defined below):

  (i) owns, directly or indirectly, any significant (as defined below) interest in, or is an officer, director or key employee of, any entity which is, or is engaged in business as, a competitor, lessor, lessee, supplier, agent or customer of the Company.

  (ii) owns, directly or indirectly, any significant interest in any property that the Company uses in the conduct of its business.

As used herein, "Executive's Family" shall mean the Executive's parents, spouse and children and "significant" shall mean ownership of more than five (5%) of a corporation, partnership or other entity.

During the Term, the Executive shall be under a continuing obligation to revise Schedule A to insure that the representations and warranties contained in Section 11(c) are true and correct as if made every day subsequent to the date hereof.

12.  Miscellaneous.
(a)  Resolution of Disputes; Arbitration.
  (i) Except as provided in Section 10, the Company and the Executive shall use their best efforts to resolve any dispute, controversy or claim between them with respect to any matter related to or arising out of this Agreement (each, a "Dispute") through negotiation. Such negotiation shall begin immediately after a party has delivered to the other party a written request for such negotiation. If within 60 days following the date on which such notice is given, the parties fail to resolve the dispute through such negotiations, then either party may initiate an arbitration proceeding in accordance with this Section 12(a).

  (ii) Subject to Section 12(a)(i), any Dispute shall be referred to and finally resolved by arbitration administered by the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA and the provisions of this Section 12(a), before a single arbitrator to be appointed by the mutual consent of the Company and the Executive. In the event that the parties cannot agree on an arbitrator, the parties agree that the AAA shall designate an arbitrator. The arbitration proceedings shall be held in Macon, Georgia.

  (iii) The arbitrator shall decide the Dispute in accordance with this Agreement and the laws of the State of Georgia applicable to agreements made and to be performed entirely within such State.The decision of the arbitrator shall be in writing and presented in separate findings of fact and law.

The award of the arbitrator shall be final and binding on the parties from which no appeal may be taken, and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

  (iv) The arbitrator, in the award, may assess the fees and expenses of the arbitrator and of the arbitration proceeding, and the witness and attorneys' fees of the parties, or any part thereof, against either the Company or the Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrator in the award, the Company and the Executive shall each bear their own costs in connection with the arbitration proceeding, and shall each bear 50% of the fees and expenses of the arbitrator.

(b) Modification, Waiver, etc. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company, and such modification, waiver or discharge has been approved by the Board of Directors. No waivers by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(c) Withholding Taxes. The Company may withhold from amounts payable under this Agreement such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation and the Company shall be authorized to take such action as may be necessary in the opinion of the Company's counsel (including, without limitation, withholding amounts from any compensation or other amount owing from the Company to Executive) to satisfy all obligations for the payment of such taxes.

(d) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Term shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by Executive or the Company without further obligation of either party hereunder.

(e) Governing Law. The validly, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia applicable to agreements made and to be performed entirely in Georgia, without regard to the conflict of laws principles of such State.

(f) Assignment. This Agreement is a personal contract, and the rights and interest of the Executive hereunder may not, during the Term, be sold, transferred, assigned, pledged or hypothecated. This Agreement may be assigned by the Company to a company organized under the laws of one of the States of the United States which is wholly-owned or controlled directly or indirectly by the Company and which is a successor-in-interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company, shall have notified the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such company, and the Company shall have no further rights or obligations hereunder.

(g) Severability of Invalid or Unenforceable Provision. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which all remain in full force and effect.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(i) Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, promises, covenants, arrangements and communications, both oral or written, among the parties with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                 EMPIRE FINANCIAL SERVICES, INC.


                                 By:  /s/John H. Clark
                                 Title:  Chairman of the Board

                                      /s/J. David Dyer, Jr.
                                 J. David Dyer, Jr.

                                                                    EXHIBIT 21



Subsidiaries of the Registrant


Southwest Georgia Financial Corporation

(1)  Southwest Georgia Bank Moultrie, Georgia

(2)  Empire Financial Services, Inc. Milledgeville, Georgia

(3)  Empire Real Estate Management, Inc. Milledgeville, Georgia

                                                                    EXHIBIT 23.1

             CONSENT OF THIGPEN, JONES, SEATON & CO., PC

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exhange Commission on November 29, 2000 (no.333-50870) of Southwest Georgia Financial Corporation of our reports, dated January 23, 2003 included in the December 31, 2002 Annual Report on Form 10-K of Southwest Georgia Financial Corporation.


/s/ Thigpan, Jones, Seaton & Co., PC

Dublin, Georgia
March 24, 2003

                                                                    EXHIBIT 23.2

                        CONSENT OF DRAFFIN & TUCKER, LLP

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exhange Commission on November 29, 2000 (no.333-50870) of Southwest Georgia Financial Corporation of our reports, dated February 1, 2002 included in the December 31, 2001 Annual Report on Form 10-K of Southwest Georgia Financial Corporation.


/s/ Draffin & Tucker, LLP

Dublin, Georgia
March 31, 2003

                              EXHIBIT 99.1



Certification of Periodic Financial Report by
Chief Executive Officer Pursuant to 18 U.S.C. Section 1350
as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002



I, DeWitt Drew, President and Chief Executive Officer of Southwest Georgia Financial Corporation (the "Registrant"), certify that:

(1)The Registrant's Annual Report on Form 10-K for the period ended December 31, 2002 (the "Report") fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)The information contained in the Report fairly present, in all material respects, the financial condition and results of operations of the Registrant.



By:  /s/DeWitt Drew
     DeWitt Drew
     President and Chief Executive Officer
     Southwest Georgia Financial Corporation


     March 26, 2003

                              EXHIBIT 99.2



Certification of Periodic Financial Report by
Chief Financial Officer Pursuant to 18 U.S.C. Section 1350
as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002



I, George R. Kirkland, Senior Vice-President and Treasurer of Southwest Georgia Financial Corporation (the "Registrant"), certify that:

(1)The Registrant's Annual Report on Form 10-K for the period ended December 31, 2002 (the "Report") fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)The information contained in the Report fairly present, in all material respects, the financial condition and results of operations of the Registrant.



By:  /s/George R. Kirkland
     George R. Kirkland
     Senior Vice-President and Treasurer
     (Chief Financial Officer)
     Southwest Georgia Financial Corporation


     March 26, 2003